Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

The following consolidated financial statements of Navient Corporation and the Report of the Independent Public Accounting Firm thereon are included in Item 8 below:

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Navient Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Navient Corporation and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

(signed) KPMG LLP

We have served as the Company’s auditor since 2012.

McLean, Virginia
February 26, 2018, except as to Note 15 which is as of May 3, 2018

NAVIENT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	December 31, 2017	December 31, 2016
Assets
FFELP Loans (net of allowance for losses of $60 and $67, respectively)	$81,703	$87,730
Private Education Loans (net of allowance for losses of $1,297 and $1,351, respectively)	23,419	23,340
Investments
Available-for-sale	2	3
Other	268	347
Total investments	270	350
Cash and cash equivalents	1,518	1,253
Restricted cash and investments	3,246	3,600
Goodwill and acquired intangible assets, net	810	670
Other assets	4,025	4,193
Total assets	$114,991	$121,136
Liabilities
Short-term borrowings	$4,771	$2,334
Long-term borrowings	105,012	112,368
Other liabilities	1,723	2,711
Total liabilities	111,506	117,413
Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 440 million and 436 million shares issued, respectively	4	4
Additional paid-in capital	3,077	3,022
Accumulated other comprehensive income (net of tax expense of $36 and $3, respectively)	61	6
Retained earnings	3,004	2,890
Total Navient Corporation stockholders’ equity before treasury stock	6,146	5,922
Less: Common stock held in treasury at cost: 177 million and 145 million shares, respectively	(2,692)	(2,223)
Total Navient Corporation stockholders’ equity	3,454	3,699
Noncontrolling interest	31	24
Total equity	3,485	3,723
Total liabilities and equity	$114,991	$121,136

Supplemental information — assets and liabilities of consolidated variable interest entities:

	December 31, 2017	December 31, 2016
FFELP Loans	$77,710	$83,429
Private Education Loans	20,886	20,500
Other loans	—	79
Restricted cash	3,091	3,434
Other assets, net	1,160	(11)
Short-term borrowings	2,906	1,078
Long-term borrowings	89,317	95,492
Net assets of consolidated variable interest entities	$10,624	$10,861

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Years Ended December 31,
	2017	2016	2015
Interest income:
FFELP Loans	$2,693	$2,528	$2,524
Private Education Loans	1,634	1,587	1,756
Other loans	13	9	7
Cash and investments	43	22	8
Total interest income	4,383	4,146	4,295
Total interest expense	2,971	2,441	2,074
Net interest income	1,412	1,705	2,221
Less: provisions for loan losses	426	429	581
Net interest income after provisions for loan losses	986	1,276	1,640
Other income (loss):
Servicing revenue	290	304	340
Asset recovery and business processing revenue	475	390	367
Other income	9	7	17
Gains (losses) on sales of loans and investments	3	—	(9)
Gains (losses) on debt repurchases	(3)	1	21
Gains (losses) on derivative and hedging activities, net	22	117	166
Total other income	796	819	902
Expenses:
Salaries and benefits	519	500	467
Other operating expenses	447	451	451
Total operating expenses	966	951	918
Goodwill and acquired intangible asset impairment and amortization expense	23	36	12
Restructuring/other reorganization expenses	29	—	32
Total expenses	1,018	987	962
Income from continuing operations, before income tax expense	764	1,108	1,580
Income tax expense	472	427	597
Net income from continuing operations	292	681	983
Income from discontinued operations, net of tax expense	—	—	1
Net income attributable to Navient Corporation	$292	$681	$984
Basic earnings per common share attributable to Navient Corporation	$1.06	$2.15	$2.62
Average common shares outstanding	275	316	376
Diluted earnings per common share attributable to Navient Corporation	$1.04	$2.12	$2.58
Average common and common equivalent shares outstanding	281	322	382
Dividends per common share attributable to Navient Corporation	$.64	$.64	$.64

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years Ended December 31,
	2017	2016	2015
Net income	$292	$681	$984
Other comprehensive income (loss):
Unrealized gains (losses) on derivatives:
Unrealized hedging gains (losses) on derivatives	89	91	(93)
Reclassification adjustments for derivative (gains) losses included in net income (interest expense)	(1)	(1)	(1)
Total unrealized gains (losses) on derivatives	88	90	(94)
Income tax (expense) benefit	(33)	(33)	34
Other comprehensive income (loss), net of tax expense (benefit)	55	57	(60)
Total comprehensive income attributable to Navient Corporation	$347	$738	$924

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

	Common Stock Shares			Common	Additional Paid-In	Accumulated Other Comprehensive	Retained	Treasury	Total Stockholders’	Noncontrolling	Total
	Issued	Treasury	Outstanding	Stock	Capital	Income (Loss)	Earnings	Stock	Equity	Interest	Equity
Balance at December 31, 2014	425,637,635	(23,902,829)	401,734,806	$4	$2,893	$9	$1,670	$(432)	$4,144	$—	$4,144
Comprehensive income:
Net income	—	—	—	—	—	—	984	—	984	—	984
Other comprehensive loss, net of tax	—	—	—	—	—	(60)	—	—	(60)	—	(60)
Total comprehensive income	—	—	—	—	—	—	—	—	924	—	924
Cash dividends:
Common stock ($.64 per share)	—	—	—	—	—	—	(240)	—	(240)	—	(240)
Issuance of common shares	4,924,021	—	4,924,021	—	34	—	—	—	34	—	34
Tax impact of employee stock-based compensation plans	—	—	—	—	11	—	—	—	11	—	11
Stock-based compensation expense	—	—	—	—	29	—	—	—	29	—	29
Common stock repurchased	—	(56,043,711)	(56,043,711)	—	—	—	—	(945)	(945)	—	(945)
Shares repurchased related to employee stock-based compensation plans	—	(2,404,328)	(2,404,328)	—	—	—	—	(48)	(48)	—	(48)
Noncontrolling interests in businesses	—	—	—	—	—	—	—	—	—	24	24
Balance at December 31, 2015	430,561,656	(82,350,868)	348,210,788	$4	$2,967	$(51)	$2,414	$(1,425)	$3,909	$24	$3,933

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

	Common Stock Shares			Common	Additional Paid-In	Accumulated Other Comprehensive	Retained	Treasury	Total Stockholders’	Noncontrolling	Total
	Issued	Treasury	Outstanding	Stock	Capital	Income (Loss)	Earnings	Stock	Equity	Interest	Equity
Balance at December 31, 2015	430,561,656	(82,350,868)	348,210,788	$4	$2,967	$(51)	$2,414	$(1,425)	$3,909	$24	$3,933
Comprehensive income:
Net income	—	—	—	—	—	—	681	—	681	—	681
Other comprehensive income, net of tax	—	—	—	—	—	57	—	—	57	—	57
Total comprehensive income	—	—	—	—	—	—	—	—	738	—	738
Cash dividends:
Common stock ($.64 per share)	—	—	—	—	—	—	(201)	—	(201)	—	(201)
Dividend equivalent units related to employee stock-based compensation plans	—	—	—	—	—	—	(4)	—	(4)	—	(4)
Issuance of common shares	5,476,010	—	5,476,010	—	35	—	—	—	35	—	35
Tax impact of employee stock-based compensation plans	—	—	—	—	(6)	—	—	—	(6)	—	(6)
Stock-based compensation expense	—	—	—	—	26	—	—	—	26	—	26
Common stock repurchased	—	(59,625,325)	(59,625,325)	—	—	—	—	(755)	(755)	—	(755)
Shares repurchased related to employee stock-based compensation plans	—	(3,197,355)	(3,197,355)	—	—	—	—	(43)	(43)	—	(43)
Balance at December 31, 2016	436,037,666	(145,173,548)	290,864,118	$4	$3,022	$6	$2,890	$(2,223)	$3,699	$24	$3,723

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

						Accumulated
	Common Stock Shares			Common	Additional Paid-In	Other Comprehensive	Retained	Treasury	Total Stockholders’	Noncontrolling	Total
	Issued	Treasury	Outstanding	Stock	Capital	Income (Loss)	Earnings	Stock	Equity	Interest	Equity
Balance at December 31, 2016	436,037,666	(145,173,548)	290,864,118	$4	$3,022	$6	$2,890	$(2,223)	$3,699	$24	$3,723
Comprehensive income:
Net income	—	—	—	—	—	—	292	—	292	—	292
Other comprehensive income, net of tax	—	—	—	—	—	55	—	—	55	—	55
Total comprehensive income	—	—	—	—	—	—	—	—	347	—	347
Cash dividends:
Common stock ($.64 per share)	—	—	—	—	—	—	(176)	—	(176)	—	(176)
Dividend equivalent units related to employee stock-based compensation plans	—	—	—	—	—	—	(2)	—	(2)	—	(2)
Issuance of common shares	3,680,479	—	3,680,479	—	20	—	—	—	20	—	20
Stock-based compensation expense	—	—	—	—	35	—	—	—	35	—	35
Common stock repurchased	—	(29,646,374)	(29,646,374)	—	—	—	—	(440)	(440)	—	(440)
Shares repurchased related to employee stock-based compensation plans	—	(1,847,651)	(1,847,651)	—	—	—	—	(29)	(29)	—	(29)
Noncontrolling interest in Earnest upon acquisition	—	—	—	—	—	—	—	—	—	7	7
Balance at December 31, 2017	439,718,145	(176,667,573)	263,050,572	$4	$3,077	$61	$3,004	$(2,692)	$3,454	$31	$3,485

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2017	2016	2015
Operating activities
Net income	$292	$681	$984
Adjustments to reconcile net income to net cash provided by operating activities:
Losses (gains) on debt repurchases	3	(1)	(21)
Goodwill and acquired intangible asset impairment and amortization expense	23	36	12
Stock-based compensation expense	35	26	29
Unrealized gains on derivative and hedging activities	(83)	(328)	(781)
Provisions for losses	426	429	581
(Increase) decrease in restricted cash — other	(1)	10	66
(Increase) decrease in accrued interest receivable	(29)	(26)	175
Increase (decrease) in accrued interest payable	11	(92)	(42)
Decrease in other assets	485	628	1,046
Decrease in other liabilities	(5)	(6)	(139)
Total net cash provided by operating activities	1,157	1,357	1,910
Investing activities
Education loans acquired	(7,456)	(3,683)	(3,736)
Reduction of education loans:
Installment payments	14,738	14,923	13,933
Proceeds from sales of education loans	—	—	569
Other investing activities, net	(87)	35	131
Proceeds from maturities of available-for-sale securities	—	2	1
Purchases of other securities	(1)	(44)	(187)
Proceeds from maturities of other securities	23	49	97
Decrease in restricted cash — variable interest entities	495	129	220
Purchase of subsidiaries, net of cash acquired	(216)	—	(342)
Total net cash provided by investing activities	7,496	11,411	10,686
Financing activities
Borrowings collateralized by loans in trust — issued	8,440	6,691	5,011
Borrowings collateralized by loans in trust — repaid	(13,919)	(13,226)	(14,706)
Asset-backed commercial paper conduits, net	(2,363)	(4,002)	974
Long-term notes issued	1,613	1,231	493
Long-term notes repaid	(1,464)	(2,603)	(2,787)
Other financing activities, net	(79)	(244)	(245)
Common stock repurchased	(440)	(755)	(945)
Common dividends paid	(176)	(201)	(240)
Total net cash used in financing activities	(8,388)	(13,109)	(12,445)
Net increase (decrease) in cash and cash equivalents	265	(341)	151
Cash and cash equivalents at beginning of period	1,253	1,594	1,443
Cash and cash equivalents at end of period	$1,518	$1,253	$1,594
Cash disbursements made (refunds received) for:
Interest	$2,872	$2,301	$1,981
Income taxes paid	$157	$249	$88
Income taxes received	$(1)	$(4)	$(14)
Noncash activity:
Investing activity - Education loans and restricted cash acquired	$1,746	$—	$—
Operating activity - Other assets acquired and other liabilities assumed, net	$137	$—	$—
Financing activity - Borrowings assumed in acquisition of education loans and restricted cash	$1,883	$—	$—

See accompanying notes to consolidated financial statements.

NAVIENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

Navient’s Business

Navient is a leading provider of asset management and business processing solutions for education, health care, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Delaware, Tennessee, Texas, Virginia, Wisconsin, California and other locations.

Navient is the largest private sector holder of education loans insured or federally guaranteed under the Federal Family Education Loan Program (“FFELP”). We also hold the largest portfolio of Private Education Loans. We also have begun originating Private Education Refinance Loans. Navient services its own portfolio of education loans, as well as education loans owned by the United States Department of Education (“ED”), financial institutions and nonprofit education lenders. Navient is one of the largest servicers to ED under its Direct Student Loan Program (“DSLP”). Our data-driven insight, service and innovation support customers on the path to successful education loan repayment.

The Company leverages its scale and expertise to provide business processing solutions to a variety of clients, including federal agencies, state and local governments, regional authorities, courts, hospitals, health care systems and other health care providers, and financial service providers. Navient also provides business processing solutions to education-related clients, such as guaranty agencies and colleges and universities.

For all our clients, we aim to improve their financial performance, optimize their operations, and maintain compassionate, compliant service for their customers and constituents.

2.	Significant Accounting Policies

Use of Estimates

Our financial reporting and accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Current market conditions increase the risk and complexity of the judgments in these estimates and actual results could differ from estimates. Key accounting policies that include the most significant judgments, estimates and assumptions include the allowance for loan losses, the effective interest rate method (amortization of education loan and debt premiums and discounts), goodwill and intangible asset impairment assessment, fair value measurement, the consolidation of variable interest entities, and derivative accounting.

Consolidation

The consolidated financial statements include the accounts of Navient Corporation and its majority-owned and controlled subsidiaries and those Variable Interest Entities (“VIEs”) for which we are the primary beneficiary, after eliminating the effects of intercompany accounts and transactions.

We consolidate any VIEs where we have determined we are the primary beneficiary. A VIE is a legal entity that does not have sufficient equity at risk to finance its own operations, or whose equity holders do not have the power to direct the activities that most significantly affect the economic performance of the entity, or whose equity holders do not share proportionately in the losses or benefits of the entity. The primary beneficiary of the VIE is the entity which has both: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE. As it relates to our securitizations and other secured borrowing facilities that are VIEs as of December 31, 2017, we are the servicer of the related education loan assets and own the Residual Interest of the securitization trusts and secured borrowing facilities. As a result, we are the primary beneficiary and consolidate those VIEs.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our financial statements. Fair value measurements are used in one of four ways:

•	In the consolidated balance sheet with changes in fair value recorded in the consolidated statement of income;

•	In the consolidated balance sheet with changes in fair value recorded in the accumulated other comprehensive income section of the consolidated statement of changes in stockholders’ equity;
•	In the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statement of income; and
•	In the notes to the financial statements.

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. In general, our policy in estimating fair value is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads, relying first on observable data from active markets. Depending on current market conditions, additional adjustments to fair value may be based on factors such as liquidity, credit, and bid/offer spreads. Transaction costs are not included in the determination of fair value. When possible, we seek to validate the model’s output to market transactions. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

We categorize our fair value estimates based on a hierarchical framework associated with three levels of price transparency utilized in measuring financial instruments at fair value. Classification is based on the lowest level of input that is significant to the fair value of the instrument. The three levels are as follows:

•

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. The types of financial instruments included in level 1 are highly liquid instruments with quoted prices.

•

Level 2 — Inputs from active markets, other than quoted prices for identical instruments, are used to determine fair value. Significant inputs are directly observable from active markets for substantially the full term of the asset or liability being valued.

•

Level 3 — Pricing inputs significant to the valuation are unobservable. Inputs are developed based on the best information available. However, significant judgment is required by us in developing the inputs.

Loans

Loans, consisting primarily of federally insured education loans and Private Education Loans, that we have the ability and intent to hold for the foreseeable future are classified as held-for-investment and are carried at amortized cost. Amortized cost includes the unamortized premiums, discounts, and capitalized origination costs and fees, all of which are amortized to interest income as further discussed below. Loans which are held-for-investment also have an allowance for loan loss as needed. Any loans we have not classified as held-for-investment are classified as held-for-sale, and carried at the lower of cost or fair value. Loans are classified as held-for-sale when we have the intent and ability to sell such loans. Loans which are held-for-sale do not have the associated premium, discount, and capitalized origination costs and fees amortized into interest income. In addition, once a loan is classified as held-for-sale, there is no further adjustment to the loan’s allowance for loan losses that existed immediately prior to the reclassification to held-for-sale.

Allowance for Loan Losses

Purchased Credit Impaired (“PCI”) Loans

Loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable are PCI loans accounted for under Accounting Standard Codification (“ASC”) 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” When considering whether evidence of credit quality deterioration exists as of the purchase date, the Company considers loan guarantees and the following credit attributes: delinquency status, use of forbearance, recent borrower FICO scores, use of loan modification programs, and borrowers who have filed for bankruptcy.

The Company aggregates loans with common risk characteristics into pools and accounts for each pool as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The pools are initially recorded at fair value. The Company recognizes interest income based on each pool’s effective interest rate which is based on our estimate of all cash flows expected to be received and includes an assumption about prepayment rates. The pools are tested quarterly for impairment by re-estimating the future cash flows to be received from the pools. If the new estimated cash flows result in a pool’s effective interest rate increasing, then this new yield is used prospectively over the remaining life of the pool. If the new estimated cash flows result in a pool’s effective interest rate decreasing, the pool is impaired and written down through a valuation allowance to maintain the effective interest rate. Loans classified as PCI do not have charge-offs reported nor are they reported as Trouble Debt Restructuring (“TDR”) loans.

Based on the credit attributes discussed above, we determined that $261 million principal amount of Private Education Loans acquired in 2017 are accounted for as PCI loans with a fair value and resulting carry value of $101 million as of the acquisition date. As of acquisition, this portfolio’s contractually required payments receivable (the total undiscounted amount of all uncollected contractual principal and interest payments both past due and scheduled for the future, adjusted for prepayments) was $411 million with an estimated accretable yield (income expected to be recognized in future periods) of $108 million. As of December 31, 2017, the carrying amount was $97 million with no valuation allowance recorded.

Purchased Non-Credit Impaired Loans

Loans acquired that do not have evidence of credit deterioration since origination are recorded at fair value with no allowance for loan losses established at the acquisition date. Loan premiums and discounts are amortized as a part of interest income using the interest method under ASC 310-20, “Nonrefundable Fees and Other Costs.” An allowance for loan losses would be established if incurred losses in the loans exceed the remaining unamortized discount recorded at the time of acquisition (i.e., the next two years of expected charge-offs as well as any additional TDR allowance required is greater than the remaining discount). As a result of this policy, to the extent that actual charge-offs exceed any related allowance for loan losses recognized post-acquisition, provision for loan losses is recorded when the loans are charged off. Charge-offs are recorded through the allowance for loan losses. In 2017, we acquired Private Education Loans with unpaid principal balance of $2.8 billion at a discount of $424 million and FFELP Loans with an unpaid principal balance of $3.5 billion at a discount of $47 million, that are accounted for under this policy. No allowance for loan losses has been established for these loans as of December 31, 2017, as the remaining purchased discount associated with the Private Education Loans of $392 million and FFELP Loans of $43 million as of December 31, 2017 remains greater than the incurred losses.

Allowance for Private Education Loan Losses

We consider a loan to be impaired when, based on current information, a loss has been incurred and it is probable that we will not receive all contractual amounts due. When making our assessment as to whether a loan is impaired, we also take into account more than insignificant delays in payment. We generally evaluate impaired loans on an aggregate basis by grouping similar loans. Impaired loans also include those loans which are individually assessed for impairment at a loan level, such as in a troubled debt restructuring (“TDR”). We maintain an allowance for loan losses at an amount sufficient to absorb losses incurred in our portfolios at the reporting date based on a projection of estimated probable credit losses incurred in the portfolio.

Our Private Education Loan portfolio contains TDR and non-TDR loans. For customers experiencing financial difficulty, certain Private Education Loans for which we have granted a forbearance of greater than three months, an interest rate reduction or an extended repayment plan are classified as TDRs. The allowance requirements are different based on these designations. In determining the allowance for loan losses on our non-TDR portfolio, we estimate the principal amount of loans that will default over the next two years (two years being the expected period between a loss event and default) and how much we expect to recover over time related to the defaulted amount. Expected defaults less our expected recoveries equal the allowance related to this portfolio. Our historical experience indicates that, on average, the time between the date that a customer experiences a default causing event (i.e., the loss trigger event) and the date that we charge off the unrecoverable portion of that loan is two years. Separately, for our TDR portfolio, we estimate an allowance amount sufficient to cover life-of-loan expected losses through an impairment calculation based on the difference between the loan’s basis and the present value of expected future cash flows (which would include life-of-loan default and recovery assumptions) discounted at the loan’s original effective interest rate. Our TDR portfolio is comprised mostly of loans with forbearance usage greater than three months and interest rate reductions. The separate allowance estimates for our TDR and non-TDR portfolios are combined into our total allowance for Private Education Loan losses.

In estimating both the non-TDR and TDR allowance amounts, we start with historical experience of customer default behavior. We make judgments about which historical period to start with and then make further judgments about whether that historical experience is representative of future expectations and whether additional adjustments may be needed to those historical default rates. We also take the economic environment into consideration when calculating the allowance for loan losses. We analyze key economic statistics and the effect we expect them to have on future defaults. Key economic statistics analyzed as part of the allowance for loan losses are primarily unemployment rates. Our allowance for loan losses is estimated using an analysis of delinquent and current accounts. Our model is used to estimate the likelihood that a loan may progress through the various delinquency stages and ultimately charge off. The evaluation of the allowance for loan losses is inherently subjective, as it requires material estimates that may be susceptible to significant changes. The estimate for the allowance for loan losses is subject to a number of assumptions. If actual future performance in delinquency, charge-offs and recoveries are significantly different than estimated, this could materially affect our estimate of the allowance for loan losses and the related provision for loan losses on our income statement.

We determine the collectability of our Private Education Loan portfolio by evaluating certain risk characteristics. We consider school type, credit score (FICO), existence of a cosigner, loan status and loan seasoning as the key credit quality indicators because they have the most significant effect on our determination of the adequacy of our allowance for loan losses. The type of school customers attend can have an impact on their graduation rate and job prospects after graduation and therefore affects their ability to make payments. Credit scores are an indicator of the credit worthiness of a customer and the higher the credit score the more likely it is the customer will be able to make all of their contractual payments. Loan status affects the credit risk because a past due loan is more likely to result in a credit loss than an up-to-date loan. Additionally, loans in a deferred payment status have different credit risk profiles compared with those in current payment status. Of the portfolio in repayment, loan seasoning is an important factor. It affects credit risk because a loan with a history of making payments generally has a lower incidence of default than a loan with a history of making infrequent or no payments. The existence of a cosigner lowers the likelihood of default. We monitor and update these credit quality indicators in the analysis of the adequacy of our allowance for loan losses on a quarterly basis.

To estimate the probable credit losses incurred in the loan portfolio at the reporting date, we use historical experience of customer payment behavior in connection with the key credit quality indicators and incorporate management expectations regarding macroeconomic and collection performance factors. Our model is based upon the most recent twelve months of actual collection experience as the starting point for the non-TDR portfolio and the most recent approximate 10 years for the TDR portfolio and applies expected macroeconomic changes and collection procedure changes to estimate expected losses caused by loss events incurred as of the balance sheet date. Our model for the non-TDR portfolio places a greater emphasis on the more recent default experience rather than the default experience for older historical periods, as we believe the more recent default experience is more indicative of the probable losses incurred in the loan portfolio today that will default over the next two years. The TDR portfolio uses a longer historical default experience since we are projecting life of loan remaining losses. Similar to estimating defaults, we use historical customer payment behavior to estimate the timing and amount of future recoveries on charged-off loans. We use judgment in determining whether historical performance is representative of what we expect to collect in the future. We then apply the default and collection rate projections to each category of loans. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered. Additionally, we consider changes in laws and regulations that could potentially impact the allowance for loan losses. More judgment has been required over the last several years, compared with years prior, in light of the U.S. economy and its effect on our customers’ ability to pay their obligations. We believe that our model reflects recent customer behavior, loan performance, and collection performance, as well as expectations about economic factors.

Our collection policies allow for periods of nonpayment for customers requesting additional payment grace periods upon leaving school or experiencing temporary difficulty meeting payment obligations. This is referred to as forbearance status and is considered in our allowance for loan losses. The loss confirmation period is in alignment with our typical collection cycle and takes into account these periods of nonpayment.

Our allowance for Private Education Loan losses also provides for possible additional future charge-offs as they occur related to the receivable for partially charged-off Private Education Loans. At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. As a result, we began building a reserve for shortfalls in recoveries until we could determine the long-term post-default recovery rate. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

Allowance for FFELP Loan Losses

FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993, and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement. For loans disbursed prior to October 1, 1993, we receive 100 percent reimbursement.

Similar to the allowance for Private Education Loan losses, the allowance for FFELP Loan losses uses historical experience of customer default behavior and a two-year loss confirmation period to estimate the credit losses incurred in the loan portfolio at the reporting date. We apply the default rate projections, net of applicable Risk Sharing, to each category for the current period to perform our quantitative calculation. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered. For FFELP Loans that have lost their government insurance and have been charged off, any subsequent cash recoveries benefit the allowance for loan losses when received.

Investments

Our available-for-sale investment portfolio consists of investments that are carried at fair value, with the temporary changes in fair value carried as a separate component of stockholders’ equity, net of taxes. The amortized cost of debt securities in this category is adjusted for premiums and accretion of discounts, which are amortized using the effective interest rate method. Other-than-temporary impairment is evaluated by considering several factors, including the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the security (considering factors such as adverse conditions specific to the security and ratings agency actions), and the intent and ability to retain the investment to allow for an anticipated recovery in fair value. The entire fair value loss on a security that is other-than-temporary impairment is recorded in earnings if we intend to sell the security or if it is more likely than not that we will be required to sell the security before the expected recovery of the loss. However, if the impairment is other-than-temporary, and those two conditions do not exist, the portion of the impairment related to credit losses is recorded in earnings and the impairment related to other factors is recorded in other comprehensive income. Securities classified as trading are accounted for at fair value with unrealized gains and losses included in investment income. Securities that we have the intent and ability to hold to maturity are classified as held-to-maturity and are accounted for at amortized cost unless the security is determined to have an other-than-temporary impairment. In this case it is accounted for in the same manner described above.

We also have other investments, primarily a receivable for cash collateral posted to derivative counterparties which is accounted for at amortized cost in other investments.

Cash and Cash Equivalents

Cash and cash equivalents can include term federal funds, Eurodollar deposits, commercial paper, asset-backed commercial paper, treasuries and money market funds with original terms to maturity of less than three months.

Restricted Cash and Investments

Restricted cash primarily includes amounts held in education loan securitization trusts and other secured borrowings. This cash must be used to make payments related to trust obligations. Amounts on deposit in these accounts are primarily the result of timing differences between when principal and interest is collected on the trust assets and when principal and interest is paid on trust liabilities. As such, changes in this balance are reflected in investing activities in the statement of cash flows.

Securities pledged as collateral related to our derivative portfolio, where the counterparty has rights to replace the securities, are classified as restricted. When the counterparty does not have these rights, the security is recorded in investments and disclosed as pledged collateral in the notes. Additionally, certain counterparties require cash collateral pledged to us to be segregated and held in restricted cash accounts.

Goodwill and Acquired Intangible Assets

Goodwill is not amortized but is tested periodically for impairment. We test goodwill for impairment annually as of October 1 at the reporting unit level, which is the same as or one level below a business segment. Goodwill is also tested at interim periods if an event occurs or circumstances change that would indicate the carrying amount may be impaired.

We assess qualitative factors to determine whether it is “more-likely-than-not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more-likely-than-not” threshold is defined as having a likelihood of more than 50 percent. If, after assessing relevant qualitative factors, we conclude that it is “more-likely-than-not” that the fair value of a reporting unit as of October 1 is less than its carrying amount, we will complete Step 1 of the goodwill impairment analysis. Step 1 consists of a comparison of the fair value of the reporting unit to the reporting unit’s carrying value, including goodwill. If the carrying value of the reporting unit exceeds the fair value, Step 2 in the goodwill impairment analysis is performed to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment analysis compares the implied fair value of the reporting unit’s goodwill to the carrying value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner consistent with determining goodwill in a business combination. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess.

Acquired intangible assets include, but are not limited to, trade names, customer and other relationships, and non-compete agreements. Acquired intangible assets with finite lives are amortized over their estimated useful lives in proportion to their estimated economic benefit. Finite-lived acquired intangible assets are reviewed for impairment using an undiscounted cash flow analysis when an event occurs or circumstances change indicating the carrying amount of a finite-lived asset or asset group may not be recoverable. If the carrying amount of the asset or asset groups exceeds the undiscounted cash flows, the fair value of the asset or asset group is determined using an acceptable valuation technique. An impairment loss would be recognized if the carrying amount of the asset
(or asset group) exceeds the fair value of the asset or asset group. The impairment loss recognized would be the difference between the carrying amount and fair value. Indefinite-life acquired intangible assets are not amortized. We test these indefinite-life acquired intangible assets for impairment annually as of October 1 or at interim periods if an event occurs or circumstances change that would indicate the carrying value of these assets may be impaired. The annual or interim impairment test of indefinite-life acquired intangible assets is based primarily on a discounted cash flow analysis.

Securitization Accounting

Our securitizations use a two-step structure with a special purpose entity that legally isolates the transferred assets from us, even in the event of bankruptcy. Transactions receiving sale treatment are also structured to ensure that the holders of the beneficial interests issued are not constrained from pledging or exchanging their interests, and that we do not maintain effective control over the transferred assets. If these criteria are not met, then the transaction is accounted for as an on-balance sheet secured borrowing. In all cases, irrespective of whether they qualify as accounting sales our securitizations are legally structured to be sales of assets that isolate the transferred assets from us. If a securitization qualifies as a sale, we then assess whether we are the primary beneficiary of the securitization trust (VIE) and are required to consolidate such trust. If we are the primary beneficiary, then no gain or loss is recognized. See “Consolidation” of this Note 2 for additional information regarding the accounting rules for consolidation when we are the primary beneficiary of these trusts.

Irrespective of whether a securitization receives sale or on-balance sheet treatment, our continuing involvement with our securitization trusts is generally limited to:

•	Owning the equity certificates of certain trusts.
•	The servicing of the education loan assets within the securitization trusts, on both a pre- and post-default basis.
•	Our acting as administrator for the securitization transactions we sponsored, which includes remarketing certain bonds at future dates.
•	Our responsibilities relative to representation and warranty violations.
•	Temporarily advancing to the trust certain borrower benefits afforded the borrowers of education loans that have been securitized. These advances subsequently are returned to us in the next quarter.
•	Certain back-to-back derivatives entered into by us contemporaneously with the execution of derivatives by certain Private Education Loan securitization trusts.
•	The option held by us to buy certain delinquent loans from certain Private Education Loan securitization trusts.
•	The option to exercise the clean-up call and purchase the education loans from the trust when the asset balance is 10 percent or less of the original loan balance.
•	The option, on some trusts, to purchase education loans aggregating up to 10 percent of the trust’s initial pool balance.
•	The option (in certain trusts) to call rate reset notes in instances where the remarketing process has failed.

The investors of the securitization trusts have no recourse to our other assets should there be a failure of the trusts to pay when due. Generally, the only arrangements under which we have to provide financial support to the trusts are representation and warranty violations requiring the buyback of loans.

Under the terms of the transaction documents of certain trusts, we have, from time to time, exercised our options to purchase delinquent loans from Private Education Loan trusts, to purchase the remaining loans from trusts once the loan balance falls below 10 percent of the original amount, to purchase education loans up to 10 percent of the trust’s initial balance, or to call rate reset notes. Certain trusts maintain financial arrangements with third parties also typical of securitization transactions, such as derivative contracts (swaps) and bond insurance policies that, in the case of a counterparty failure, could adversely impact the value of any Residual Interest.

We do not record servicing assets or servicing liabilities when our securitization trusts are accounted for as on-balance sheet secured financings. As of December 31, 2017, we have $25 million of servicing assets on our balance sheet, of which $11 million is related to Residual Interests in FFELP Loan securitization trusts we sold in 2013 and $14 million is related to the acquisition of Earnest in 2017.

Education Loan Interest Income

For loans classified as held-for-investment, we recognize education loan interest income as earned, adjusted for the amortization of premiums (which includes purchased premiums and capitalized direct origination costs), discounts and Repayment Borrower Benefits. These adjustments result in income being recognized based upon the expected yield of the loan over its life after giving effect to expected prepayments. We amortize premium and discount on education loans using a CPR which measures the rate at which loans in the portfolio pay down principal compared to their stated terms. In determining the CPR, we only consider payments made in excess of contractually required payments. This would include loan consolidation and other early payoff activity. For Repayment Borrower Benefits, the estimates of their effect on education loan yield are based on analyses of historical payment behavior of customers who are eligible for the incentives and its effect on the ultimate qualification rate for these incentives. We regularly evaluate the assumptions used to estimate the prepayment speeds and the qualification rates used for Repayment Borrower Benefits. In instances where there are changes to the assumptions, amortization is adjusted on a cumulative basis to reflect the change since the acquisition of the loan. Additionally, interest earned on education loans reflects potential non-payment adjustments in accordance with our uncollectible interest recognition policy as discussed further in “Allowance for Loan Losses” of this Note 2. We do not amortize any premiums, discounts or other adjustments to the basis of education loans when they are classified as held-for-sale. See “Allowance for Loan Losses – Purchased Credit Impaired (‘PCI’) Loans” and “–Purchased Non-Credit Impaired Loans” of this Note 2 for discussion of the interest income methodology related to those portfolios.

Interest Expense

Interest expense is based upon contractual interest rates adjusted for the amortization of debt issuance costs, premiums and discounts. Our interest expense may also be adjusted for net payments/receipts related to interest rate and foreign currency swap agreements that qualify and are designated as hedges. Interest expense also includes the amortization of deferred gains and losses on closed hedge transactions that qualified as hedges. Amortization of debt issuance costs, premiums, discounts and terminated hedge-basis adjustments are recognized using the effective interest rate method.

Servicing Revenue

We perform loan servicing functions for third-parties in return for a servicing fee. Our compensation is typically based on a per-unit fee arrangement or a percentage of the loans outstanding. We recognize servicing revenues associated with these activities based upon the contractual arrangements as the services are rendered. We recognize late fees on third-party serviced loans as well as on loans in our portfolio according to the contractual provisions of the promissory notes, as well as our expectation of collectability.

Asset Recovery and Business Processing Revenue

Asset recovery fees are received for collections or rehabilitation of delinquent or defaulted debt on behalf of clients performed on a contingency basis. Revenue is earned and recognized upon the completion of rehabilitation activities or upon receipt of the delinquent customer funds.

We also receive fees from Guarantor agencies for performing default aversion services on delinquent loans prior to default. The fee is received when the loan is initially placed with us and we are obligated to provide such services for the remaining life of the loan for no additional fee. In the event that the loan defaults, in accordance with certain contracts, we are obligated to rebate a portion of the fee to the Guarantor agency in proportion to the principal and interest outstanding when the loan defaults. We defer the fees received, net of an estimate of future rebates owed due to subsequent defaults, and recognize such fees over the service period which is estimated to be the life of the loan.

In the third quarter of 2017, $47 million of previously deferred asset recovery revenue, net of a reserve, was recognized as revenue related to loans for which the Company performs these default aversion services. In the third quarter of 2017, the Company was notified that it would no longer perform these services after 2017 due to the termination of the related contract as of December 31, 2017. In accordance with GAAP, we recognized this previously deferred revenue during the third-quarter 2017 to reflect a shortened period over which it is expected to be earned.

Business processing fees are received generally based on processing transactions. Revenue is earned and recognized upon the completion of processing the transaction and in some cases also upon the processing of a payment.

Transfer of Financial Assets and Extinguishments of Liabilities

We account for loan sales and debt repurchases in accordance with the applicable accounting guidance. Our securitizations and other secured borrowings are accounted for as on-balance sheet secured borrowings. See “Securitization Accounting” of this Note 2 for further discussion on the criteria assessed to determine whether a transfer of financial assets is a sale or a secured borrowing. If a transfer of loans qualifies as a sale, we derecognize the loan and recognize a gain or loss as the difference between the carrying basis of the loan sold and liabilities retained and the compensation received.

We periodically repurchase our outstanding debt in the open market or through public tender offers. We record a gain or loss on the early extinguishment of debt based upon the difference between the carrying cost of the debt and the amount paid to the third party and is net of hedging gains and losses when the debt is in a qualifying hedge relationship.

We recognize the results of a transfer of loans and the extinguishment of debt based upon the settlement date of the transaction.

Derivative Accounting

The accounting guidance for our derivative instruments, which primarily includes interest rate swaps, cross-currency interest rate swaps and Floor Income Contracts, requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded at fair value on the balance sheet as either an asset or liability. Derivative positions are recorded as net positions by counterparty based on master netting arrangements exclusive of accrued interest and cash collateral held or pledged.

Many of our derivatives, mainly fixed to variable or variable to fixed interest rate swaps and cross-currency interest rate swaps, qualify as effective hedges. For these derivatives, the relationship between the hedging instrument and the hedged items (including the hedged risk and method for assessing effectiveness), as well as the risk management objective and strategy for undertaking various hedge transactions at the inception of the hedging relationship, is documented. Each derivative is designated to either a specific (or pool of) asset(s) or liability(ies) on the balance sheet or expected future cash flows, and designated as either a “fair value” or a “cash flow” hedge. Fair value hedges are designed to hedge our exposure to changes in fair value of a fixed rate or foreign denominated asset or liability, while cash flow hedges are designed to hedge our exposure to variability of either a floating rate asset’s or liability’s cash flows or an expected fixed rate debt issuance. For effective fair value hedges, both the derivative and the hedged item (for the risk being hedged) are marked-to-market with any difference reflecting ineffectiveness and recorded immediately in the statement of income. For effective cash flow hedges, the change in the fair value of the derivative is recorded in other comprehensive income, net of tax, and recognized in earnings in the same period as the earnings effects of the hedged item. The ineffective portion of a cash flow hedge is recorded immediately through earnings. The assessment of the hedge’s effectiveness is performed at inception and on an ongoing basis, generally using regression testing. For hedges of a pool of assets or liabilities, tests are performed to demonstrate the similarity of individual instruments of the pool. When it is determined that a derivative is not currently an effective hedge, ineffectiveness is recognized for the full change in value of the derivative with no offsetting mark-to-market of the hedged item for the current period. If it is also determined the hedge will not be effective in the future, we discontinue the hedge accounting prospectively, cease recording changes in the fair value of the hedged item, and begin amortization of any basis adjustments that exist related to the hedged item.

We also have derivatives, primarily Floor Income Contracts and certain basis swaps, that we believe are effective economic hedges but do not qualify for hedge accounting treatment. These derivatives are classified as “trading” and as a result they are marked-to-market through earnings with no consideration for the fair value fluctuation of the economically hedged item.

The “gains (losses) on derivative and hedging activities, net” line item in the consolidated statements of income includes the unrealized changes in the fair value of our derivatives (except effective cash flow hedges which are recorded in other comprehensive income), the unrealized changes in fair value of hedged items in qualifying fair value hedges, as well as the realized changes in fair value related to derivative net settlements and dispositions that do not qualify for hedge accounting. Net settlement income/expense on derivatives that qualify as hedges are included with the income or expense of the hedged item (mainly interest expense).

Accounting for Stock-Based Compensation

We recognize stock-based compensation cost in our consolidated statements of income using the fair value based method. Under this method we determine the fair value of the stock-based compensation at the time of the grant and recognize the resulting compensation expense over the grant’s vesting period. We record stock-based compensation expense net of estimated forfeitures and as such, only those stock-based awards that we expect to vest are recorded. We estimate the forfeiture rate based on historical forfeitures of equity awards and adjust the rate to reflect changes in facts and circumstances, if any. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

Restructuring and Other Reorganization Expenses

From time to time we implement plans to restructure our business. In conjunction with these restructuring plans, involuntary benefit arrangements, disposal costs (including contract termination costs and other exit costs), as well as certain other costs that are incremental and incurred as a direct result of our restructuring plans, are classified as restructuring expenses in the consolidated statements of income.

The Company administers the Navient Corporation Employee Severance Plan and the Navient Corporation Executive Severance Plan for Senior Officers (collectively, “the Severance Plan”). The Severance Plan provides severance benefits in the event of termination of the Company’s full-time employees and part-time employees who work at least 24 hours per week. The Severance Plan establishes specified benefits based on base salary, job level immediately preceding termination and years of service upon involuntary termination of employment. The benefits payable under the Severance Plan relate to past service, and they accumulate and vest. Accordingly, we recognize severance expenses to be paid pursuant to the Severance Plan when payment of such benefits is probable and can be reasonably estimated in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits.” Such benefits, include severance pay calculated based on the Severance Plan, medical and dental benefits, and outplacement services expenses.

Contract termination costs are expensed at the earlier of (1) the contract termination date or (2) the cease use date under the contract. Other exit costs are expensed as incurred and classified as restructuring expenses if (1) the cost is incremental to and incurred as a direct result of planned restructuring activities and (2) the cost is not associated with or incurred to generate revenues subsequent to our consummation of the related restructuring activities.

Other reorganization expenses include certain internal costs and third-party costs incurred in connection with our cost reduction initiatives.

During the fourth quarter of 2017, the Company incurred $29 million of restructuring and other reorganization expense in connection with an effort that will reduce costs and improve operating efficiency. The charge related primarily to severance-related costs.

During the second quarter of 2015, the Company launched an initiative to simplify and streamline its management structure following the Spin-Off of SLM BankCo to improve the operating efficiency and effectiveness of the organization. As part of the Company’s streamlining efforts, restructuring and other reorganization expenses of $29 million were recognized in 2015, primarily related to severance costs.

Income Taxes

We account for income taxes under the asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of our assets and liabilities. To the extent tax laws change, deferred tax assets and liabilities are adjusted in the period that the tax change is enacted. See “Note 14 – Income Taxes” for a description of the impact of the “Tax Cuts and Jobs Act” (“TCJA”) on the net deferred tax asset as of December 31, 2017.

“Income tax expense/(benefit)” includes (i) deferred tax expense/(benefit), which represents the net change in the deferred tax asset or liability balance during the year plus any change in a valuation allowance and (ii) current tax expense/(benefit), which represents the amount of tax currently payable to or receivable from a tax authority plus amounts accrued for unrecognized tax benefits. Income tax expense/(benefit) excludes the tax effects related to adjustments recorded in equity.

If we have an uncertain tax position, then that tax position is recognized only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than 50 percent likely of being sustained upon ultimate settlement of the uncertain tax position. We recognize interest related to unrecognized tax benefits in income tax expense/(benefit) and penalties, if any, in operating expenses.

Earnings (Loss) per Common Share

We compute earnings (loss) per common share (“EPS”) by dividing net income allocated to common shareholders by the weighted average common shares outstanding. Net income allocated to common shareholders represents net income applicable to common shareholders. Diluted earnings per common share is computed by dividing income allocated to common shareholders by the weighted average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, and the outstanding commitment to issue shares under the Employee Stock Purchase Plan. See “Note 10 — Earnings (Loss) per Common Share” for further discussion.

Reclassifications

Certain reclassifications have been made to the balances as of and for the years ended December 31, 2016 and 2015, to be consistent with classifications adopted for 2017, which had no effect on net income, total assets or total liabilities.

Recently Issued Accounting Pronouncements

Revenue Recognition

On May 28, 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new guidance supersedes current U.S. GAAP guidance on revenue recognition and requires the use of more estimates and judgements than the current revenue standards. The new guidance does not apply to revenue associated with financial instruments that are accounted for under other U.S. GAAP. Accordingly, the new revenue recognition guidance does not have an impact on our consolidated results of operations associated with our loan portfolios, investments and derivatives.

We adopted the new standard as of January 1, 2018, the effective date, utilizing the cumulative effect transition method. In conjunction with our implementation plan, we identified revenue streams within our Business Services segment that are within scope of the new standard and reviewed related contracts. We concluded that the new standard does not result in a material change in the timing of revenue or expense recognition, or the presentation/classification of such revenue and expense. Under the new standard, we will expand our revenue disclosures in the first quarter of 2018.

Classification and Measurement

On January 5, 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities,” which reconsiders the classification and measurement of financial instruments. The new standard requires certain equity instruments be measured at fair value, with fair value changes recognized in earnings. In addition, the standard requires a cumulative-effect adjustment to retained earnings as of the beginning of the reporting period of adoption. It will be effective for the Company as of January 1, 2018. We have concluded that adopting this new accounting standard will be immaterial to our consolidated financial statements and footnote disclosures.

Leases

On February 25, 2016, the FASB issued ASU No. 2016-02, “Leases,” which requires the identification of arrangements that should be accounted for as leases by lessees. In general, lease arrangements exceeding a twelve-month term must be recognized as assets and liabilities on the balance sheet of the lessee. A right-of-use asset and lease obligation will be recorded for all leases with a term exceeding twelve months, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption must be calculated using the applicable incremental borrowing rate at the date of adoption. The standard requires the use of the modified retrospective transition method, which will require adjustment to all comparative periods presented. It will be effective for the Company as of January 1, 2019. Early adoption is permitted. We continue to assess the impact that adopting this new accounting standard will have on our consolidated financial statements and footnote disclosures, but expect it to be immaterial.

Stock Compensation

On March 30, 2016, the FASB issued ASU No. 2016-09, “Compensation — Stock Compensation,” which identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The new standard also requires that all excess tax benefits and tax deficiencies that pertain to employee stock-based incentive payments be recognized within income tax expense in the consolidated statements of income, rather than as previously reported within additional paid-in capital. The new standard was adopted on January 1, 2017. In the year ended December 31, 2017, this new standard resulted in a $5 million reduction to income tax expense.

Allowance for Loan Losses

On June 16, 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses,” which requires measurement and recognition of an allowance for loan loss that estimates remaining expected credit losses for financial assets held at the reporting date. Our current allowance for loan loss is an incurred loss model. As a result, we expect the new guidance will result in an increase to our allowance for loan losses. The standard is to be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for the Company as of January 1, 2020, and will primarily impact the allowance for loan losses related to our Private Education Loans and FFELP Loans. Early adoption is permitted on January 1, 2019. This standard represents a significant departure from existing GAAP, and may result in material changes to the Company’s accounting for the allowance for loan losses. We are currently evaluating the impact of adopting this accounting standard on our consolidated financial statements and footnote disclosures.

Intra-Entity Transfer of Assets

On October 24, 2016, the FASB issued ASU No. 2016-16, “Income Taxes — Intra-Entity Transfer of Assets Other and Inventory,” which requires recognition of the income tax consequences of an intra-entity transfer of non-inventory assets when the transfer occurs. The new standard is effective for the Company as of January 1, 2018. We have concluded that adopting this new accounting standard will be immaterial to our consolidated financial statements and footnote disclosures.

Hedging Activities

On August 28, 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging,” which better aligns risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and in some situations better align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The new standard will be effective for the Company as of January 1, 2019. Early adoption is permitted. We are currently assessing the impact this new standard will have on our consolidated financial statements and footnote disclosures.

3.	Education Loans

Education loans consist of FFELP and Private Education Loans.

There are three principal categories of FFELP Loans: Stafford, PLUS, and FFELP Consolidation Loans. Generally, Stafford and PLUS Loans have repayment periods of between five and ten years. FFELP Consolidation Loans have repayment periods of twelve to thirty years. FFELP Loans do not require repayment, or have modified repayment plans, while the customer is in-school and during the grace period immediately upon leaving school. The customer may also be granted a deferment or forbearance for a period of time based on need, during which time the customer is not considered to be in repayment. Interest continues to accrue on loans in the in-school, deferment and forbearance period. FFELP Loans obligate the customer to pay interest at a stated fixed rate or a variable rate reset annually (subject to a cap) on July 1 of each year depending on when the loan was originated and the loan type. FFELP Loans disbursed before April 1, 2006 earn interest at the greater of the borrower’s rate or a floating rate based on the Special Allowance Payment (“SAP”) formula, with the interest earned on the floating rate that exceeds the interest earned from the customer being paid directly by ED. In low or certain declining interest rate environments when education loans are earning at the fixed borrower rate and the interest on the funding for the loans is variable and declining, we can earn additional spread income that we refer to as Floor Income. For loans disbursed after April 1, 2006, FFELP Loans effectively only earn at the SAP rate, as the excess interest earned when the borrower rate exceeds the SAP rate (Floor Income) is required to be rebated to ED.

FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993 and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement.

Private Education Loans bear the full credit risk of the customer. Private Education Loans generally carry a variable rate indexed to LIBOR or Prime indices. The majority of loans in our portfolio are cosigned. Similar to FFELP loans, Private Education Loans are generally non-dischargeable in bankruptcy. Most loans have repayment terms of 10 to 15 years or more, and for loans made prior to 2009, payments are typically deferred until after graduation. However, since 2009 we began to encourage interest-only or fixed payment options while the customer is enrolled in school.

The estimated weighted average life of education loans in our portfolio was approximately 7 years at both December 31, 2017 and 2016. The following table reflects the distribution of our education loan portfolio by program.

	December 31, 2017		Year Ended December 31, 2017
(Dollars in millions)	Ending Balance	% of Balance	Average Balance	Average Effective Interest Rate
FFELP Stafford and Other Education Loans, net(1)	$28,409	27%	$30,462	2.94%
FFELP Consolidation Loans, net	53,294	51	54,527	3.30
Private Education Loans, net	23,419	22	23,762	6.88
Total education loans, net	$105,122	100%	$108,751	3.98%

	December 31, 2016		Year Ended December 31, 2016
(Dollars in millions)	Ending Balance	% of Balance	Average Balance	Average Effective Interest Rate
FFELP Stafford and Other Education Loans, net(1)	$32,319	29%	$34,710	2.31%
FFELP Consolidation Loans, net	55,411	50	57,787	2.98
Private Education Loans, net	23,340	21	25,361	6.26
Total education loans, net	$111,070	100%	$117,858	3.49%

(1)	Primarily Stafford Loans, but also includes federally guaranteed PLUS and HEAL Loans.

As of December 31, 2017 and 2016, 86 percent and 83 percent, respectively, of our education loan portfolio was in repayment.

Loan Sales

In 2015, we sold $412 million of FFELP Loans for a $12 million gain and $178 million of low-interest rate Private Education Loans for a $21 million loss. There were no loan sales in 2016 or 2017.

4.	Allowance for Loan Losses

Our provisions for loan losses represent the periodic expense of maintaining an allowance sufficient to absorb incurred probable losses, net of expected recoveries, in the held-for-investment loan portfolios. The evaluation of the provisions for loan losses is inherently subjective, as it requires material estimates that may be susceptible to significant changes. We segregate our Private Education portfolio into two classes of loans in monitoring and assessing credit risk – Troubled Debt Restructurings (“TDRs”) and Non-TDRs. We believe that the allowance for loan losses is appropriate to cover probable losses incurred in the loan portfolios.

Allowance for Loan Losses Metrics

	Year Ended December 31, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$67	$1,351	$15	$1,433
Total provision	42	382	2	426
Charge-offs(1)	(49)	(443)	(7)	(499)
Reclassification of interest reserve(2)	—	7	—	7
Ending balance	$60	$1,297	$10	$1,367
Allowance Ending Balance:
Individually evaluated for impairment - TDR	$—	$1,171	$9	$1,180
Collectively evaluated for impairment:
Excluding Purchased Non-Credit Impaired Loans acquired at a discount and Purchased Credit Impaired Loans	60	126	1	187
Purchased Non-Credit Impaired Loans acquired at a discount(3)	—	—	—	—
Purchased Credit Impaired Loans(3)	—	—	—	—
Ending total allowance	$60	$1,297	$10	$1,367
Loans Ending Balance:
Individually evaluated for impairment - TDR	$—	$10,921	$30	$10,951
Collectively evaluated for impairment:
Excluding Purchased Non-Credit Impaired Loans acquired at a discount and Purchased Credit Impaired Loans	77,860	11,861	40	89,761
Purchased Non-Credit Impaired Loans acquired at a discount(3)	3,237	2,610	—	5,847
Purchased Credit Impaired Loans(3)	—	248	—	248
Ending total loans(4)	$81,097	$25,640	$70	$106,807
Charge-offs as a percentage of average loans in repayment	.07%	1.98%	5.39%
Allowance coverage of charge-offs	1.2	2.9	1.5
Allowance as a percentage of the ending total loan balance(3)	.07%	5.06%	14.32%
Allowance as a percentage of the ending loans in repayment(3)	.09%	5.66%	14.32%
Ending total loans(4)	$81,097	$25,640	$70
Average loans in repayment	$68,318	$22,342	$130
Ending loans in repayment	$67,853	$22,924	$70

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be recovered and any shortfalls in what was actually recovered in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)

See “Note 2 — Significant Accounting Policies — Allowance for Loan Losses” for a description of our policy for the $6.5 billion of loans ($3.5 billion of FFELP and $3.0 billion of Private Education) purchased in 2017 accounted for as either Purchased Credit Impaired Loans or Purchased Non-Credit Impaired Loans. The Purchased Credit Impaired Loans’ losses are not provided for by the allowance for loan losses in the above table as these loans are separately reserved for, if needed. No allowance for loan losses has been established for these loans as of December 31, 2017. The losses of the Purchased Non-Credit Impaired Loans acquired at a discount are not provided for by the allowance for loan losses in the above table as the remaining purchased discount associated with the FFELP and Private Education Loans of $43 million and $392 million, respectively, as of December 31, 2017 is greater than the incurred losses and as a result no allowance for loan losses has been established for these loans as of December 31, 2017. As a result, excluding the $6.5 billion of loans acquired in 2017, the allowance as a percentage of the ending total loan balance and the allowance as a percentage of the ending loans in repayment would be 0.08 percent and 0.09 percent for FFELP Loans and 5.69 percent and 6.42 percent for Private Education Loans, respectively.

(4)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

	Year Ended December 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$78	$1,471	$15	$1,564
Total provision	43	383	3	429
Charge-offs(1)	(54)	(513)	(3)	(570)
Reclassification of interest reserve(2)	—	10	—	10
Ending balance	$67	$1,351	$15	$1,433
Allowance Ending Balance:
Individually evaluated for impairment - TDR	$—	$1,190	$11	$1,201
Collectively evaluated for impairment	67	161	4	232
Ending total allowance	$67	$1,351	$15	$1,433
Loans Ending Balance:
Individually evaluated for impairment - TDR	$—	$11,165	$32	$11,197
Collectively evaluated for impairment	86,918	13,983	132	101,033
Ending total loans(3)	$86,918	$25,148	$164	$112,230
Charge-offs as a percentage of average loans in repayment	.07%	2.20%	2.10%
Allowance coverage of charge-offs	1.2	2.6	7.0
Allowance as a percentage of the ending total loan balance	.08%	5.37%	9.35%
Allowance as a percentage of the ending loans in repayment	.09%	6.10%	9.35%
Ending total loans(3)	$86,918	$25,148	$164
Average loans in repayment	$72,714	$23,275	$104
Ending loans in repayment	$70,557	$22,150	$164

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be recovered and any shortfalls in what was actually recovered in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

	Year Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$93	$1,916	$24	$2,033
Total provision	46	538	(3)	581
Net adjustment resulting from the change in the charge-off rate(1)	—	(330)	—	(330)
Net charge-offs remaining(2)	(61)	(659)	(6)	(726)
Total net charge-offs	(61)	(989)	(6)	(1,056)
Reclassification of interest reserve(3)	—	11	—	11
Loan sales	—	(5)	—	(5)
Ending balance	$78	$1,471	$15	$1,564
Allowance Ending Balance:
Individually evaluated for impairment - TDR	$—	$1,209	$12	$1,221
Collectively evaluated for impairment	78	262	3	343
Ending total allowance	$78	$1,471	$15	$1,564
Loans Ending Balance:
Individually evaluated for impairment - TDR	$—	$10,965	$37	$11,002
Collectively evaluated for impairment	95,393	17,431	49	112,873
Ending total loans(4)	$95,393	$28,396	$86	$123,875
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.08%	2.55%	6.17%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	1.28%	—%
Allowance coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.3	2.2	2.5
Allowance as a percentage of the ending total loan balance	.08%	5.18%	17.28%
Allowance as a percentage of the ending loans in repayment	.11%	6.00%	17.28%
Ending total loans(4)	$95,393	$28,396	$86
Average loans in repayment	$75,925	$25,802	$97
Ending loans in repayment	$73,838	$24,502	$86

(1)

In 2015, the portion of the loan amount charged off at default on Private Education Loans increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be recovered and any shortfalls in what was actually recovered in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

Key Credit Quality Indicators

FFELP Loans are substantially insured and guaranteed as to their principal and accrued interest in the event of default; therefore, the key credit quality indicator for this portfolio is loan status. The impact of changes in loan status is incorporated quarterly into the allowance for loan losses calculation.

	FFELP Loan Delinquencies
	December 31,
	2017		2016		2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$4,711		$5,871		$8,257
Loans in forbearance(2)	8,533		10,490		13,298
Loans in repayment and percentage of each status:
Loans current	59,264	87.3%	61,977	87.8%	62,651	84.8%
Loans delinquent 31-60 days(3)	2,638	3.9	2,820	4.0	3,285	4.5
Loans delinquent 61-90 days(3)	1,763	2.6	1,325	1.9	1,856	2.5
Loans delinquent greater than 90 days(3)	4,188	6.2	4,435	6.3	6,046	8.2
Total FFELP Loans in repayment	67,853	100%	70,557	100%	73,838	100%
Total FFELP Loans, gross	81,097		86,918		95,393
FFELP Loan unamortized premium	666		879		1,087
Total FFELP Loans	81,763		87,797		96,480
FFELP Loan allowance for losses	(60)		(67)		(78)
FFELP Loans, net	$81,703		$87,730		$96,402
Percentage of FFELP Loans in repayment		83.7%		81.2%		77.4%
Delinquencies as a percentage of FFELP Loans in repayment		12.7%		12.2%		15.2%
FFELP Loans in forbearance as a percentage of loans in repayment and forbearance		11.2%		12.9%		15.3%

(1)

Loans for customers who may still be attending school or engaging in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation, as well as loans for customers who have requested and qualify for other permitted program deferments such as military, unemployment or economic hardships.

(2)

Loans for customers who have used their allowable deferment time or do not qualify for deferment, that need additional time to obtain employment or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

For Private Education Loans, the key credit quality indicators are FICO scores, school type, the existence of a cosigner, the loan status and loan seasoning. The FICO scores/school type are assessed at origination. The other Private Education Loan key quality indicators can change and are incorporated quarterly into the allowance for loan losses calculation. The following table highlights the principal balance (excluding the receivable for partially charged-off loans) of our Private Education Loan portfolio stratified by the key credit quality indicators.

	Private Education Loans Credit Quality Indicators
	TDR
	December 31, 2017		December 31, 2016
(Dollars in millions)	Balance(2)	% of Balance	Balance(2)	% of Balance
Credit Quality Indicators
Original Winning FICO Scores:
FICO 640 and above	$9,647	92%	$9,863	91%
FICO below 640	889	8	942	9
Total	$10,536	100%	$10,805	100%
School Type:
Not-for-profit	$8,247	78%	$8,346	77%
For-profit	2,289	22	2,459	23
Total	$10,536	100%	$10,805	100%
Cosigners:
With cosigner	$6,441	61%	$6,486	60%
Without cosigner	4,095	39	4,319	40
Total	$10,536	100%	$10,805	100%
Seasoning(1):
1-12 payments	$506	5%	$754	7%
13-24 payments	644	6	927	9
25-36 payments	947	9	1,289	12
37-48 payments	1,271	12	1,620	15
More than 48 payments	6,691	63	5,636	52
Not yet in repayment	477	5	579	5
Total	$10,536	100%	$10,805	100%

(1)	Number of months in active repayment for which a scheduled payment was received.
(2)	Balance equals the gross Private Education Loans.

	Private Education Loans Credit Quality Indicators
	Non-TDR
	December 31, 2017		December 31, 2016
(Dollars in millions)	Balance(2)	% of Balance	Balance(2)	% of Balance
Credit Quality Indicators
Original Winning FICO Scores:
FICO 640 and above	$13,752	96%	$13,120	97%
FICO below 640	592	4	408	3
Total	$14,344	100%	$13,528	100%
School Type:
Not-for-profit	$12,431	87%	$11,338	84%
For-profit	1,913	13	2,190	16
Total	$14,344	100%	$13,528	100%
Cosigners:
With cosigner	$9,193	64%	$9,124	67%
Without cosigner	5,151	36	4,404	33
Total	$14,344	100%	$13,528	100%
Seasoning(1):
1-12 payments	$1,424	10%	$586	4%
13-24 payments	437	3	344	3
25-36 payments	466	3	619	5
37-48 payments	867	6	1,103	8
More than 48 payments	10,566	74	10,062	74
Not yet in repayment	584	4	814	6
Total	$14,344	100%	$13,528	100%

(1)	Number of months in active repayment for which a scheduled payment was received.
(2)	Balance equals the gross Private Education Loans.

	TDR Private Education Loan Delinquencies
	December 31,
	2017		2016		2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$477		$579		$706
Loans in forbearance(2)	681		588		694
Loans in repayment and percentage of each status:
Loans current	8,333	88.9%	8,273	85.8%	7,887	85.3%
Loans delinquent 31-60 days(3)	351	3.7	412	4.3	414	4.5
Loans delinquent 61-90 days(3)	207	2.2	267	2.8	263	2.9
Loans delinquent greater than 90 days(3)	487	5.2	686	7.1	678	7.3
Total TDR loans in repayment	9,378	100%	9,638	100%	9,242	100%
Total TDR loans, gross	10,536		10,805		10,642
TDR loans unamortized discount	(225)		(237)		(243)
Total TDR loans	10,311		10,568		10,399
TDR loans receivable for partially charged-off loans	385		360		323
TDR loans allowance for losses	(1,171)		(1,190)		(1,209)
TDR loans, net	$9,525		$9,738		$9,513
Percentage of TDR loans in repayment		89.0%		89.2%		86.8%
Delinquencies as a percentage of TDR loans in repayment		11.1%		14.2%		14.7%
Loans in forbearance as a percentage of TDR loans in repayment and forbearance		6.8%		5.7%		7.0%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Non-TDR Private Education Loan Delinquencies
	December 31,
	2017		2016		2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$584		$814		$1,334
Loans in forbearance(2)	214		202		279
Loans in repayment and percentage of each status:
Loans current	13,257	97.9%	12,233	97.8%	14,844	97.3%
Loans delinquent 31-60 days(3)	120	.9	110	.9	163	1.1
Loans delinquent 61-90 days(3)	59	.4	54	.4	85	.6
Loans delinquent greater than 90 days(3)	110	.8	115	.9	168	1.0
Total non-TDR loans in repayment	13,546	100%	12,512	100%	15,260	100%
Total non-TDR loans, gross	14,344		13,528		16,873
Non-TDR loans unamortized discount	(699)		(220)		(288)
Total non-TDR loans	13,645		13,308		16,585
Non-TDR loans receivable for partially charged-off loans	375		455		558
Non-TDR loans allowance for losses	(126)		(161)		(262)
Non-TDR loans, net	$13,894		$13,602		$16,881
Percentage of non-TDR loans in repayment		94.4%		92.5%		90.4%
Delinquencies as a percentage of non-TDR loans in repayment		2.1%		2.2%		2.7%
Loans in forbearance as a percentage of non- TDR loans in repayment and forbearance		1.6%		1.6%		1.8%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The financial crisis, which began in 2007, impacted our collections on defaulted loans and as a result, Private Education Loans which defaulted from 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. For that reason, until we gained enough data and experience to determine the long-term, post-default recovery rate of 21 percent in second-quarter 2015, we established a reserve for potential shortfalls in recoveries. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

The following table summarizes the activity in the receivable for partially charged-off loans.

	Years Ended December 31,
(Dollars in millions)	2017	2016	2015
Receivable at beginning of period	$815	$881	$1,245
Expected future recoveries of current period defaults(1)	110	128	183
Recoveries(2)	(155)	(181)	(191)
Net adjustment resulting from the change in the charge-off rate(3)	—	—	(330)
Net charge-offs remaining(4)	(10)	(13)	(26)
Total net charge-offs(5)	(10)	(13)	(356)
Receivable at end of period	$760	$815	$881

(1)	Represents our estimate of the amount to be collected in the future.
(2)	Current period cash collections.
(3)

In 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(4)	Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected.
(5)	These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Troubled Debt Restructurings (“TDRs”)

We sometimes modify the terms of loans for certain customers when we believe such modifications may increase the ability and willingness of a customer to make payments and thus increase the ultimate overall amount collected on a loan. These modifications generally take the form of a forbearance, a temporary interest rate reduction or an extended repayment plan. For customers experiencing financial difficulty, certain Private Education Loans for which we have granted either a forbearance of greater than three months, an interest rate reduction or an extended repayment plan are classified as TDRs. Approximately 61 percent and 61 percent of the loans granted forbearance have qualified as a TDR loan at December 31, 2017, and 2016, respectively. The unpaid principal balance of TDR loans that were in an interest rate reduction plan as of December 31, 2017 and 2016 was $2.7 billion and $2.6 billion, respectively.

At December 31, 2017 and 2016, all of our TDR loans had a related allowance recorded. The following table provides the recorded investment, unpaid principal balance and related allowance for our TDR loans.

	TDR Loans
(Dollars in millions)	Recorded Investment(1)	Total Ending Loans(2)	Related Allowance
December 31, 2017	$10,890	$10,921	$1,171
December 31, 2016	11,119	11,165	1,190

(1)	Recorded investment is equal to the unpaid principal balance (which includes the receivable for partially charged-off loans), accrued interest and unamortized discount.
(2)	Total ending loans includes the receivable for partially charged-off loans.

The following table provides the average recorded investment and interest income recognized for our TDR loans.

	Years Ended December 31,
	2017		2016		2015
(Dollars in millions)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Total	$10,989	$708	$11,078	$667	$10,770	$653

The following table provides the amount of loans modified in the periods presented that resulted in a TDR. Additionally, the table summarizes charge-offs occurring in the TDR portfolio, as well as TDRs for which a payment default occurred in the current period within 12 months of the loan first being designated as a TDR. We define payment default as 60 days past due for this disclosure.

	Years Ended December 31,
	2017			2016			2015
(Dollars in millions)	Modified Loans(1)	Charge- Offs(2)	Payment- Default	Modified Loans(1)	Charge- Offs(2)	Payment- Default	Modified Loans(1)	Charge- Offs(2)	Payment- Default
Total	$816	$346	$181	$1,169	$382	$265	$1,604	$459	$403

(1)	Represents period ending balance of loans that have been modified during the period and resulted in a TDR.
(2)	Represents loans that charged off that were classified as TDRs.

Accrued Interest Receivable

The following table provides information regarding accrued interest receivable on our Private Education Loans.

	Accrued Interest Receivable As of December 31,
(Dollars in millions)	Total	Greater Than 90 Days Past Due	Allowance for Uncollectible Interest
2017
TDR	$196	$20	$20
Non-TDR	187	4	6
Total	$383	$24	$26
2016
TDR	$192	$28	$23
Non-TDR	199	5	7
Total	$391	$33	$30
2015
TDR	$201	$28	$26
Non-TDR	289	7	9
Total	$490	$35	$35

5.	Business Combinations, Goodwill and Acquired Intangible Assets

Business Combinations

Acquisitions are accounted for under the acquisition method of accounting as defined in ASC 805, “Business Combinations.” The Company allocates the purchase price to the fair value of the acquired tangible assets, liabilities and identifiable intangible assets as of the acquisition date as determined by an independent appraiser.

Acquisition of Earnest

In November 2017, Navient acquired a 95 percent majority controlling interest in Earnest for approximately $149 million in cash. Earnest is a leading financial technology and education finance company that originates Private Education Refinance Loans. We have engaged an independent appraiser to assist in the valuation of the assets acquired and liabilities assumed including identifiable intangible assets, primarily the trade name and developed technology. We anticipate the purchase price allocation will be completed by the end of the second quarter 2018. The preliminary estimate of goodwill is $87 million. The results of operations of Earnest have been included in Navient’s consolidated financial statements since the acquisition date and are reflected in Navient’s Private Education Loans segment and its Earnest reporting unit. Navient has not disclosed the pro forma impact of this acquisition to the results of operations for the years ended December 31, 2017, 2016 and 2015, as the pro forma impact was deemed immaterial.

Acquisition of Duncan Solutions

In July 2017, Navient acquired a 100 percent controlling interest in Duncan Solutions for approximately $86 million in cash. Duncan Solutions is a leading transportation revenue management company serving municipalities and toll authorities, offering a range of technology-enabled products and services to supports its clients’ parking and tolling operations. We have engaged an independent appraiser to assist in the valuation of the assets acquired and liabilities assumed including identifiable intangible assets, primarily customer relationships, the trade name and developed technology. The preliminary estimate of goodwill is $63 million. We anticipate the purchase price allocation will be completed by the end of the first quarter 2018. The results of operations of Duncan Solutions have been included in Navient’s consolidated financial statements since the acquisition date and are reflected in Navient’s Business Services segment and its Gila reporting unit. Navient has not disclosed the pro forma impact of this acquisition to the results of operations for the years ended December 31, 2017, 2016 and 2015, as the pro forma impact was deemed immaterial.

Acquisition of Xtend Healthcare

In October 2015, Navient acquired an 89 percent controlling interest in Xtend Healthcare for approximately $164 million, of which $102 million was allocated to goodwill. Xtend Healthcare is a health care revenue cycle management company that provides health insurance claims billing and account resolution, as well as patient billing and customer service. The results of operations of Xtend Healthcare have been included in Navient’s consolidated financial statements since the acquisition date and are reflected in Navient’s Business Services segment and its Xtend reporting unit. Navient has not disclosed the pro forma impact of this acquisition to the results of operations for the year ended December 31, 2015, as the pro forma impact was deemed immaterial.

Identifiable intangible assets at the acquisition date included definite life intangible assets with an estimated aggregate fair value of approximately $65 million primarily including customer relationships, developed technology, and the Xtend Healthcare trade name. These intangible assets will be amortized over a period of 10 to 15 years based on the estimated economic benefit derived from each of the underlying assets.

Acquisition of Gila

In February 2015, Navient acquired a 98 percent majority controlling interest in Gila for approximately $185 million, of which $97 million was allocated to goodwill. Gila is an asset recovery and business processing firm. The firm provides services to state governments, agencies, court systems and municipalities. The results of operations of Gila have been included in Navient’s consolidated financial statements since the acquisition date and are reflected in Navient’s Business Services segment and its Gila reporting unit. Navient has not disclosed the pro forma impact of this acquisition to the results of operations for the year ended December 31, 2015, as the pro forma impact was deemed immaterial.

Identifiable intangible assets at the acquisition date included the Gila trade name, initially classified as an indefinite life intangible asset, with an aggregate fair value of approximately $13 million as of the acquisition date. Definite life intangible assets with an estimated aggregate fair value of approximately $71 million as of the acquisition date consist primarily of customer relationships. These intangible assets will be amortized over 7 to 16 years depending on the estimated economic benefit derived from each of the underlying assets.

Goodwill

All acquisitions must be assigned to a reporting unit or units. A reporting unit is the same as, or one level below, an operating segment. We have four reportable segments: FFELP Loans, Private Education Loans, Business Services and Other. The following table summarizes our goodwill, accumulated impairments and net goodwill for our reporting units and reportable segments.

	As of December 31, 2017			As of December 31, 2016
(Dollars in millions)	Gross	Accumulated Impairments and Other Adjustments(1)	Net	Gross	Accumulated Impairments and Other Adjustments(1)	Net
FFELP Loans reportable segment	$194	$(4)	$190	$194	$(4)	$190
Private Education Loans reportable segment:
Private Education Loans	147	(41)	106	147	(41)	106
Earnest	87	—	87	—	—	—
Total Private Education Loans reportable segment(1)	234	(41)	193	147	(41)	106
Business Services reportable segment:
Servicing	50	—	50	50	—	50
Asset Recovery — Contingency	136	(136)	—	136	(136)	—
Asset Recovery — Gila	160	—	160	97	—	97
Asset Recovery — Xtend Healthcare	108	—	108	102	—	102
Total Business Services reportable segment	454	(136)	318	385	(136)	249
Total	$882	$(181)	$701	$726	$(181)	$545

(1)

In conjunction with our Separation from SLM BankCo in 2014, we removed $41 million of goodwill from our balance sheet as required under ASC 350, “Intangibles — Goodwill and Other.” This goodwill was allocated to the consumer banking business retained by SLM BankCo based on relative fair value.

Annual Goodwill Impairment Testing — October 1, 2017

We perform our goodwill impairment testing annually in the fourth quarter as of October 1. As part of the 2017 annual impairment testing associated with our FFELP Loans, Private Education Loans and Servicing reporting units, we assessed relevant qualitative factors to determine whether it is “more-likely-than-not” that the fair value of an individual reporting unit is less than its carrying value. We considered the amount of excess fair values over the carrying values of individual reporting units as of October 1, 2016 when we last performed a Step 1 goodwill impairment test and engaged an appraisal firm to estimate the fair values of these reporting units. The fair values of these reporting units at October 1, 2016 were substantially in excess of their carrying amounts. In addition, the cash flows for our FFELP Loans, Private Education Loans and Servicing reporting units are very predictable and the outlook and associated cash flow projections of these reporting units have not changed significantly since our 2016 assessment. No goodwill was deemed impaired for the reporting units after assessing these relevant qualitative factors.

We also assessed relevant qualitative factors associated with our Gila reporting unit. We considered the acquisition value, 2017 earnings, 2018 expectations, current customer base, revenue backlog, and short and long-term outlook. Goodwill was not deemed to be impaired for the reporting unit after assessing these relevant qualitative factors.

We also considered that our market capitalization was greater than our book equity, the current regulatory and legislative environment, the current economic environment, our 2017 earnings, 2018 expected earnings and analyst expectations regarding our stock price. We viewed these factors as favorable.

Regarding our Xtend reporting unit, we retained a third-party appraisal firm to estimate the fair value of the reporting unit as required to perform a Step 1 impairment test of goodwill. We determined a Step 1 impairment test was warranted due to revenue performance since the acquisition being below expectations. The income approach and the market approach were the primary approaches used to estimate the fair value of the reporting unit. Goodwill was not deemed impaired for the Xtend reporting unit.

The income approach measures the value of the reporting unit’s future economic benefit determined by its discounted cash flows derived from our projections plus an assumed terminal growth rate adjusted for what we believe a market participant would assume in an acquisition. These projections are generally five to seven-year projections that reflect the anticipated cash flow fluctuations of the reporting unit.

Under our guidance, the third-party appraisal firm developed the discount rate for the reporting unit incorporating such factors as the risk-free rate, equity risk premium, industry risk premium, a measure of volatility (Beta) and a company-specific risk premium, to adjust for volatility and uncertainty in the economy and to capture specific risk related to the reporting unit. We considered whether an asset sale or an equity sale would be the most likely sale structure for the reporting unit and valued the reporting unit based on the more likely hypothetical scenario, an asset sale. The discount rate reflects market-based estimates of capital costs and is adjusted for our assessment of a market participant’s view with respect to execution, source concentration and other risks associated with the projected cash flows of the reporting unit. We reviewed and approved the discount rate of 13.5 percent provided by the third-party appraiser including the factors incorporated to develop the discount rate.

We and the third-party appraisal firm also considered a market approach to value the reporting unit. Market-based revenue and EBITDA multiples for comparable publicly traded companies and similar transactions were applied to the reporting unit’s revenue and EBITDA indicators to derive a value for the reporting unit.

At October 1, 2017, the carrying value of equity of the Xtend reporting unit was $176 million and the percentage of the estimated fair value in excess of the carrying value was 19 percent.

We acknowledge that a downturn in the economy coupled with liquidity constraints, and changes in legislation and the regulatory environment could adversely affect the operating results of our reporting units. If the forecasted performance of our reporting units is not achieved, or if our stock price declines resulting in deterioration in our total market capitalization, the fair value of one or more of the reporting units could be significantly reduced, and we may be required to record a charge, which could be material, for an impairment of goodwill associated with these reporting units.

Interim Goodwill Impairment Testing — December 31, 2017

We performed interim goodwill impairment testing as of December 31, 2017 for the Gila reporting unit as the December 2017 notification of the loss of a significant toll contract effective January 1, 2019 was deemed a triggering event warranting an impairment assessment. We retained a third-party appraisal firm to estimate the fair value of the reporting unit as required to perform a Step 1 impairment test. Goodwill was not deemed impaired for the Gila reporting unit.

The income approach was the primary approach used to fair value the reporting unit. We provided the appraisal firm projections that reflect the anticipated cash flow fluctuations of the reporting unit. These projections incorporated the anticipated cash flow benefit of a lower corporate federal statutory tax rate due to the 2017 “Tax Cuts and Jobs Act.”

Under our guidance, the appraisal firm developed a discount rate for the reporting unit incorporating such factors as the risk-free rate, equity risk premium, industry risk premium, a measure of volatility (Beta) and a company-specific risk premium, to adjust for volatility and uncertainty in the economy and to capture specific risk related to the reporting unit. We considered whether an asset sale or an equity sale would be the most likely sale structure for the reporting unit and valued the reporting unit based on the more likely hypothetical scenario, an asset sale. The discount rate reflects market-based estimates of capital costs and is adjusted for our assessment of a market participant’s view with respect to execution, source concentration and other risks associated with the projected cash flows of the reporting unit. We reviewed and approved the discount rate of 15.0 percent provided by the third-party appraiser including the factors incorporated to develop the discount rate.

We and the third-party appraisal firm also considered a market approach to value the reporting unit. Market-based revenue and EBITDA multiples for comparable publicly-traded companies and similar transactions were applied to the reporting unit’s revenue and EBITDA indicators to derive a value for the reporting unit.

At December 31, 2017, the carrying value of equity of the Gila reporting unit was $245 million and the percentage of the estimated fair value in excess of the carrying value was 9 percent.

Acquired Intangible Assets

Acquired intangible assets include the following:

	As of December 31, 2017			As of December 31, 2016
(Dollars in millions)	Cost Basis(1)	Accumulated Impairment and Amortization(1)	Net	Cost Basis(1)	Accumulated Impairment and Amortization(1)	Net
Customer, services and lending relationships	$292	$(234)	$58	$292	$(219)	$73
Favorable lease	1	—	1	1	—	1
Non-competes	2	(2)	—	2	(2)	—
Software and technology	104	(85)	19	101	(82)	19
Trade names and trademarks(2)	48	(18)	30	44	(13)	31
Total acquired intangible assets	$447	$(339)	$108	$440	$(316)	$124

(1)

Accumulated impairment and amortization includes impairment amounts only if the acquired intangible asset has been deemed partially impaired. When an acquired intangible asset is considered fully impaired and no longer in use, the cost basis and any accumulated amortization related to the asset is written off.

(2)	During 2016 we reclassified certain trade names from indefinite life to definite life intangible assets and began to amortize these assets over their expected benefit period.

We recorded amortization of acquired intangible assets from continuing operations totaling $23 million, $29 million and $12 million in 2017, 2016 and 2015, respectively. We will continue to amortize our intangible assets with definite useful lives over their remaining estimated useful lives. We estimate amortization expense associated with these intangible assets will be $20 million, $17 million, $14 million, $12 million and $39 million in 2018, 2019, 2020, 2021 and after 2021, respectively.

6.	Borrowings

Borrowings consist of secured borrowings issued through our securitization program, borrowings through secured facilities, unsecured notes issued by us, and other interest-bearing liabilities related primarily to obligations to return cash collateral held. To match the interest rate and currency characteristics of our borrowings with the interest rate and currency characteristics of our assets, we enter into interest rate and foreign currency swaps with independent parties. Under these agreements, we make periodic payments, generally indexed to the related asset rates or rates which are highly correlated to the asset rates, in exchange for periodic payments which generally match our interest obligations on fixed or variable rate notes (see “Note 7 —Derivative Financial Instruments”). Payments and receipts on our interest rate and currency swaps are not reflected in the following tables.

The following table summarizes our borrowings.

	December 31, 2017			December 31, 2016
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt(1)	$1,306	$12,624	$13,930	$717	$13,029	$13,746
Total unsecured borrowings	1,306	12,624	13,930	717	13,029	13,746
Secured borrowings:
FFELP Loan securitizations	—	71,208	71,208	—	73,522	73,522
Private Education Loan securitizations(2)	686	12,646	13,332	548	14,125	14,673
FFELP Loan — other facilities	1,536	6,830	8,366	—	12,443	12,443
Private Education Loan — other facilities	684	1,710	2,394	464	—	464
Other(3)	538	—	538	606	—	606
Total secured borrowings	3,444	92,394	95,838	1,618	100,090	101,708
Total before hedge accounting adjustments	4,750	105,018	109,768	2,335	113,119	115,454
Hedge accounting adjustments	21	(6)	15	(1)	(751)	(752)
Total	$4,771	$105,012	$109,783	$2,334	$112,368	$114,702

(1)

Includes principal amount of $1.3 billion and $719 million of short-term debt as of December 31, 2017 and 2016, respectively. Includes principal amount of $12.7 billion and $13.1 billion of long-term debt as of December 31, 2017 and 2016, respectively.

(2)

Includes $686 million and $548 of short-term debt related to the Private Education Loan asset-backed securitization repurchase facilities (“Repurchase Facilities”) as of December 31, 2017 and 2016, respectively. Includes $1.3 billion and $475 million of long-term debt related to the Repurchase Facilities as of December 31, 2017 and 2016, respectively.

(3)

“Other” primarily includes the obligation to return cash collateral held related to derivative exposures, which includes $0 million and $193 million of securities re-pledged subject to an overnight repurchase transaction as of December 31, 2017 and 2016, respectively.

Short-term Borrowings

Short-term borrowings have a remaining term to maturity of one year or less. The following tables summarize outstanding short-term borrowings (secured and unsecured), the weighted average interest rates at the end of each period, and the related average balances and weighted average interest rates during the periods.

	December 31, 2017		Year Ended December 31, 2017
(Dollars in millions)	Ending Balance	Weighted Average Interest Rate	Average Balance	Weighted Average Interest Rate
Private Education Loan securitizations(1)	$686	4.65%	$706	4.32%
FFELP Loan — other facilities	1,536	2.11	261	1.26
Private Education Loan — other facilities	684	2.92	572	2.42
Senior unsecured debt	1,327	8.06	1,197	6.80
Other interest-bearing liabilities	538	1.33	458	1.27
Total short-term borrowings	$4,771	4.16%	$3,194	4.22%
Maximum outstanding at any month end	$4,771

	December 31, 2016		Year Ended December 31, 2016
(Dollars in millions)	Ending Balance	Weighted Average Interest Rate	Average Balance	Weighted Average Interest Rate
Private Education Loan securitizations(1)	$548	3.72%	$42	3.81%
FFELP Loan — other facilities	—	—	—	—
Private Education Loan —other facilities	464	2.02	389	1.83
Senior unsecured debt	716	4.22	1,032	5.01
Other interest-bearing liabilities	606	.96	629	.48
Total short-term borrowings	$2,334	2.82%	$2,092	3.03%
Maximum outstanding at any month end	$2,637

(1)	Relates to Repurchase Facilities.

Long-term Borrowings

The following tables summarize outstanding long-term borrowings, the weighted average interest rates at the end of the periods, and the related average balances during the periods.

	December 31, 2017
		Weighted Average	Year Ended December 31, 2017
(Dollars in millions)	Ending Balance(1)	Interest Rate(2)	Average Balance
Floating rate notes:
U.S. dollar-denominated:
Interest bearing, due 2018-2083	$83,209	2.31%	$86,186
Non-U.S. dollar-denominated:
Interest bearing, due 2023-2041	6,423	.37	7,355
Total floating rate notes	89,632	2.17	93,541
Fixed rate notes:
U.S. dollar-denominated:
Interest bearing, due 2019-2058	15,114	5.60	15,266
Non-U.S.-dollar denominated:
Interest bearing, due 2034-2035	266	2.72	281
Total fixed rate notes	15,380	5.55	15,547
Total long-term borrowings	$105,012	2.67%	$109,088

	December 31, 2016
		Weighted Average	Year Ended December 31, 2016
(Dollars in millions)	Ending Balance(1)	Interest Rate(2)	Average Balance
Floating rate notes:
U.S. dollar-denominated:
Interest bearing, due 2017-2083	$88,575	1.65%	$93,881
Non-U.S. dollar-denominated:
Interest bearing, due 2023-2041	7,265	.28	8,761
Total floating rate notes	95,840	1.54	102,642
Fixed rate notes:
U.S. dollar-denominated:
Interest bearing, due 2018-2058	16,271	5.65	16,050
Non-U.S.-dollar denominated:
Interest bearing, due 2034-2035	257	2.82	281
Total fixed rate notes	16,528	5.60	16,331
Total long-term borrowings	$112,368	2.14%	$118,973

(1)	Ending balance is expressed in U.S. dollars using the spot currency exchange rate. Includes fair value adjustments under hedge accounting for notes designated as the hedged item in a fair value hedge.
(2)	Weighted average interest rate is stated rate relative to currency denomination of debt.

As of December 31, 2017, the expected maturities of our long-term borrowings are shown in the following table.

	Expected Maturity
(Dollars in millions)	Senior Unsecured Debt	Secured Borrowings(1)	Total(2)
Year of Maturity
2018	$—	$11,810	$11,810
2019	2,369	10,276	12,645
2020	2,041	9,076	11,117
2021	1,428	7,477	8,905
2022	1,731	6,326	8,057
2023-2039	5,055	47,429	52,484
	12,624	92,394	105,018
Hedge accounting adjustments	240	(246)	(6)
Total	$12,864	$92,148	$105,012

(1)

We view our securitization trust debt as long-term based on the contractual maturity dates which range from 2018 to 2083. However, we have projected the expected principal paydowns based on our current estimates regarding the securitized loans’ prepayment speeds for purposes of this disclosure to better reflect how we expect this debt to be paid down over time. The projected principal paydowns in year 2018 include $11.8 billion related to the securitization trust debt.

(2)

The aggregate principal amount of debt that matures in each period is $11.9 billion in 2018, $12.7 billion in 2019, $11.2 billion in 2020, $9.0 billion in 2021, $8.1 billion in 2022 and $53.0 billion in 2023-2039.

Variable Interest Entities

We consolidate the following financing VIEs as of December 31, 2017 and 2016, as we are the primary beneficiary. As a result, these VIEs are accounted for as secured borrowings.

	December 31, 2017
	Debt Outstanding			Carrying Amount of Assets Securing Debt Outstanding
(Dollars in millions)	Short Term	Long Term	Total	Loans	Cash	Other Assets, Net	Total
Secured Borrowings — VIEs:
FFELP Loan securitizations	$—	$71,208	$71,208	$72,145	$2,335	$1,078	$75,558
Private Education Loan securitizations(1)	686	12,646	13,332	17,739	484	237	18,460
FFELP Loan — other facilities	1,536	3,999	5,535	5,565	204	156	5,925
Private Education Loan — other facilities	684	1,710	2,394	3,147	68	31	3,246
Total before hedge accounting adjustments	2,906	89,563	92,469	98,596	3,091	1,502	103,189
Hedge accounting adjustments	—	(246)	(246)	—	—	(342)	(342)
Total	$2,906	$89,317	$92,223	$98,596	$3,091	$1,160	$102,847

	December 31, 2016
	Debt Outstanding			Carrying Amount of Assets Securing Debt Outstanding
(Dollars in millions)	Short Term	Long Term	Total	Loans	Cash	Other Assets, Net	Total
Secured Borrowings — VIEs:
FFELP Loan securitizations	$—	$73,522	$73,522	$74,197	$2,676	$778	$77,651
Private Education Loan securitizations(1)	548	14,125	14,673	19,815	455	260	20,530
FFELP Loan — other facilities	—	9,046	9,046	9,232	289	172	9,693
Private Education Loan — other facilities	464	—	464	685	10	14	709
Other	66	—	66	79	4	—	83
Total before hedge accounting adjustments	1,078	96,693	97,771	104,008	3,434	1,224	108,666
Hedge accounting adjustments	—	(1,201)	(1,201)	—	—	(1,235)	(1,235)
Total	$1,078	$95,492	$96,570	$104,008	$3,434	$(11)	$107,431

(1)

Includes $686 million of short-term debt, $1.3 billion of long-term debt and $96 million of restricted cash related to the Repurchase Facilities as of December 31, 2017. Includes $548 million of short-term debt, $475 million of long-term debt and $49 million of restricted cash related to the Repurchase Facilities as of December 31, 2016.

Securitizations

Private Education Loan ABS Repurchase Facilities

Since the fourth quarter of 2015, we have closed on $2.5 billion of Private Education Loan ABS Repurchase Facilities.  These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. The lenders also have unsecured recourse to Navient Corporation as guarantor for any shortfall in amounts payable. Because these facilities are secured by the Residual Interests in previous securitizations, we show the debt and assets as part of Private Education Loan securitizations in the Secured Borrowings table above.

FFELP Loans — Other Secured Borrowing Facilities

We have various secured borrowing facilities that we use to finance our FFELP Loans. Liquidity is available under these secured credit facilities to the extent we have eligible collateral and available capacity. The maximum borrowing capacity under these facilities will vary and is subject to each agreement’s borrowing conditions. These include but are not limited to the facility’s size, current usage and the availability and fair value of qualifying unencumbered FFELP Loan collateral. Our borrowings under these facilities are non-recourse. The maturity dates on these facilities range from November 2018 to January 2021. The interest rate on certain facilities can increase under certain circumstances. The facilities are subject to termination under certain circumstances. As of December 31, 2017, there was approximately $8.4 billion outstanding under these facilities, with approximately $9.4 billion of assets securing these facilities. As of December 31, 2017, the maximum unused capacity under these facilities was $2.4 billion. As of December 31, 2017, we had $0.7 billion of unencumbered FFELP Loans.

Private Education Loans — Other Secured Borrowing Facilities

We have various secured borrowing facilities that we use to finance our Private Education Loans. Liquidity is available under these secured credit facilities to the extent we have eligible collateral and available capacity. The maximum borrowing capacity under these facilities will vary and is subject to each agreement’s borrowing conditions. These include but are not limited to the facility’s size, current usage and the availability and fair value of qualifying unencumbered Private Education Loan collateral. Our borrowings under these facilities are non-recourse. The maturity dates on these facilities range from June 2018 to June 2020. The interest rate on certain facilities can increase under certain circumstances. The facilities are subject to termination under certain circumstances. As of December 31, 2017, there was approximately $2.4 billion outstanding under these facilities, with approximately $3.1 billion of assets securing these facilities. As of December 31, 2017, the maximum unused capacity under these facilities was $925 million. As of December 31, 2017, we had $2.5 billion of unencumbered Private Education Loans.

The Private Education Loan ABCP facilities’ borrowing capacity includes a new $750 million revolving credit facility that closed in fourth-quarter 2017 to warehouse Private Education Refinance Loan originations. This facility matures in October 2018. At December 31, 2017, the available capacity under this facility was $328 million.

Other Funding Sources

Senior Unsecured Debt

We issued $1.6 billion, $1.3 billion and $500 million of unsecured debt in 2017, 2016 and 2015, respectively.

Debt Repurchases

The following table summarizes activity related to our senior unsecured debt and ABS repurchases. “Gains (losses) on debt repurchases” is shown net of hedging-related gains and losses.

	Years Ended December 31,
(Dollars in millions)	2017	2016	2015
Debt principal repurchased	$513	$1,467	$1,744
Gains (losses) on debt repurchases	(3)	1	21

7.	Derivative Financial Instruments

Risk Management Strategy

We maintain an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize the economic effect of interest rate changes. Our goal is to manage interest rate sensitivity by modifying the repricing frequency and underlying index characteristics of certain balance sheet assets and liabilities so the net interest margin is not, on a material basis, adversely affected by movements in interest rates. We do not use derivative instruments to hedge credit risk. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. Income or loss on the derivative instruments that are linked to the hedged assets and liabilities will generally offset the effect of this unrealized appreciation or depreciation for the period the item is being hedged. We view this strategy as a prudent management of interest rate sensitivity. In addition, we utilize derivative contracts to minimize the economic impact of changes in foreign currency exchange rates on certain debt obligations that are denominated in foreign currencies. As foreign currency exchange rates fluctuate, these liabilities will appreciate and depreciate in value. These fluctuations, to the extent the hedge relationship is effective, are offset by changes in the value of the cross-currency interest rate swaps executed to hedge these instruments. Management believes certain derivative transactions entered into as hedges, primarily Floor Income Contracts and basis swaps, are economically effective; however, those transactions generally do not qualify for hedge accounting under GAAP (as discussed below) and thus may adversely impact earnings.

Although we use derivatives to minimize the risk of interest rate and foreign currency changes, the use of derivatives does expose us to both market and credit risk. Market risk is the chance of financial loss resulting from changes in interest rates, foreign exchange rates and market liquidity. Credit risk is the risk that a counterparty will not perform its obligations under a contract and it is limited to the loss of the fair value gain in a derivative that the counterparty owes us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, have no credit risk exposure to the counterparty; however, the counterparty has exposure to us. We minimize the credit risk in derivative instruments by entering into transactions with highly rated counterparties that are reviewed regularly by our Credit Department. We also maintain a policy of requiring that all derivative contracts be governed by an International Swaps and Derivative Association Master Agreement. Depending on the nature of the derivative transaction, bilateral collateral arrangements related to Navient Corporation contracts generally are required as well. When we have more than one outstanding derivative transaction with the counterparty, and there exists legally enforceable netting provisions with the counterparty (i.e., a legal right to offset receivable and payable derivative contracts), the “net” mark-to-market exposure, less collateral the counterparty has posted to us, represents exposure with the counterparty. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At December 31, 2017 and 2016, we had a net positive exposure (derivative gain positions to us less collateral which has been posted by counterparties to us) related to Navient Corporation derivatives of $24 million and $110 million, respectively.

Our on-balance sheet securitization trusts have $6.7 billion of Euro and British Pound Sterling denominated bonds outstanding as of December 31, 2017. To convert these non-U.S. dollar denominated bonds into U.S. dollar liabilities, the trusts have entered into foreign-currency swaps with highly-rated counterparties. In addition, the trusts have entered into $7.8 billion notional of interest rates swaps which are primarily used to convert Prime received on securitized education loans to LIBOR paid on the bonds. Our securitization trusts with swaps have ISDA documentation with protections against counterparty risk. The collateral calculations contemplated in the ISDA documentation of our securitization trusts require collateral based on the fair value of the derivative which may be adjusted for additional collateral based on rating agency criteria requirements considered within the collateral agreement. The trusts are not required to post collateral to the counterparties. At December 31, 2017 and 2016, the net positive exposure on swaps in securitization trusts was $64 million and $9 million, respectively.

Accounting for Derivative Instruments

Derivative instruments that are used as part of our interest rate and foreign currency risk management strategy include interest rate swaps, basis swaps, cross-currency interest rate swaps, and interest rate floor contracts with indices that relate to the pricing of specific balance sheet assets and liabilities. The accounting for derivative instruments requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. As more fully described below, if certain criteria are met, derivative instruments are classified and accounted for by us as either fair value or cash flow hedges. If these criteria are not met, the derivative financial instruments are accounted for as trading.

Fair Value Hedges

Fair value hedges are generally used by us to hedge the exposure to changes in fair value of a recognized fixed rate asset or liability. We enter into interest rate swaps to economically convert fixed rate assets into variable rate assets and fixed rate debt into variable rate debt. We also enter into cross-currency interest rate swaps to economically convert foreign currency denominated fixed and floating debt to U.S. dollar denominated variable debt. For fair value hedges, we generally consider all components of the derivative’s gain and/or loss when assessing hedge effectiveness and generally hedge changes in fair values due to interest rates or interest rates and foreign currency exchange rates.

Cash Flow Hedges

We use cash flow hedges to hedge the exposure to variability in cash flows for a forecasted debt issuance and for exposure to variability in cash flows of floating rate debt. This strategy is used primarily to minimize the exposure to volatility from future changes in interest rates. Gains and losses on the effective portion of a qualifying hedge are recorded in accumulated other comprehensive income and ineffectiveness is recorded immediately to earnings. In the case of a forecasted debt issuance, gains and losses are reclassified to earnings over the period which the stated hedged transaction affects earnings. If we determine it is not probable that the anticipated transaction will occur, gains and losses are reclassified immediately to earnings. In assessing hedge effectiveness, generally all components of each derivative’s gains or losses are included in the assessment. We generally hedge exposure to changes in cash flows due to changes in interest rates or total changes in cash flow.

Trading Activities

When derivative instruments do not qualify as hedges, they are accounted for as trading instruments where all changes in fair value are recorded through earnings. We sell interest rate floors (Floor Income Contracts) to hedge the embedded Floor Income options in education loan assets. The Floor Income Contracts are written options which have a more stringent hedge effectiveness hurdle to meet. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the pay down of principal of the education loans underlying the Floor Income embedded in those education loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Additionally, the term, the interest rate index and the interest rate index reset frequency of the Floor Income Contracts can be different from that of the education loans. Therefore, Floor Income Contracts do not qualify for hedge accounting treatment, and are recorded as trading instruments. Regardless of the accounting treatment, we consider these contracts to be economic hedges for risk management purposes. We use this strategy to minimize our exposure to changes in interest rates.

We use basis swaps to minimize earnings variability caused by having different reset characteristics on our interest-earning assets and interest-bearing liabilities. The specific terms and notional amounts of the swaps are determined based on a review of our asset/liability structure, our assessment of future interest rate relationships, and on other factors such as short-term strategic initiatives. Hedge accounting requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk; however, they generally do not meet this effectiveness criterion because the index of the swap does not exactly match the index of the hedged assets. Additionally, some of our FFELP Loans can earn at either a variable or a fixed interest rate depending on market interest rates and, therefore, swaps economically hedging these FFELP Loans do not meet the criteria for hedge accounting treatment. As a result, these swaps are recorded at fair value with changes in fair value reflected currently in the statement of income.

Summary of Derivative Financial Statement Impact

The following tables summarize the fair values and notional amounts or number of contracts of all derivative instruments at December 31, 2017 and 2016, and their impact on other comprehensive income and earnings for 2017, 2016 and 2015.

Impact of Derivatives on Consolidated Balance Sheet

		Cash Flow		Fair Value		Trading		Total
(Dollars in millions)	Hedged Risk Exposure	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Fair Values(1)
Derivative Assets:
Interest rate swaps	Interest rate	$95	$78	$290	$465	$7	$22	$392	$565
Cross-currency interest rate swaps	Foreign currency and interest rate	—	—	88	—	—	—	88	—
Total derivative assets(2)		95	78	378	465	7	22	480	565
Derivative Liabilities:
Interest rate swaps	Interest rate	(16)	(76)	(102)	(62)	(71)	(70)	(189)	(208)
Floor Income Contracts	Interest rate	—	—	—	—	(74)	(184)	(74)	(184)
Cross-currency interest rate swaps	Foreign currency and interest rate	—	—	(410)	(1,243)	(44)	(53)	(454)	(1,296)
Other(3)	Interest rate	—	—	—	—	(18)	(13)	(18)	(13)
Total derivative liabilities(2)		(16)	(76)	(512)	(1,305)	(207)	(320)	(735)	(1,701)
Net total derivatives		$79	$2	$(134)	$(840)	$(200)	$(298)	$(255)	$(1,136)

(1)

Fair values reported are exclusive of collateral held and pledged and accrued interest. Assets and liabilities are presented without consideration of master netting agreements. Derivatives are carried on the balance sheet based on net position by counterparty under master netting agreements, and classified in other assets or other liabilities depending on whether in a net positive or negative position.

(2)	The following table reconciles gross positions with the impact of master netting agreements to the balance sheet classification:

	Other Assets		Other Liabilities
(Dollar in millions)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Gross position	$480	$565	$(735)	$(1,701)
Impact of master netting agreements	(42)	(31)	42	31
Derivative values with impact of master netting agreements (as carried on balance sheet)	438	534	(693)	(1,670)
Cash collateral (held) pledged	(536)	(345)	235	319
Net position, as presented on the balance sheet	$(98)	$189	$(458)	$(1,351)

(3)	“Other” includes derivatives related to our Total Return Swap Facility

The above fair values include adjustments for counterparty credit risk for both when we are exposed to the counterparty, net of collateral postings, and when the counterparty is exposed to us, net of collateral postings. The net adjustments decreased certain asset positions at December 31, 2017 and 2016 by $6 million and $0 million, respectively. In addition, the above fair values reflect adjustments for illiquid derivatives as indicated by a wide bid/ask spread in the interest rate indices to which the derivatives are indexed. These adjustments decreased certain asset positions at December 31, 2017 and 2016 by $30 million and $31 million, respectively.

	Cash Flow		Fair Value		Trading		Total
(Dollars in billions)	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Notional Values:
Interest rate swaps	$24.1	$15.2	$12.4	$11.8	$72.0	$23.8	$108.5	$50.8
Floor Income Contracts	—	—	—	—	21.9	18.5	21.9	18.5
Cross-currency interest rate swaps	—	—	6.7	8.5	.3	.3	7.0	8.8
Other(1)	—	—	—	—	.5	2.6	.5	2.6
Total derivatives	$24.1	$15.2	$19.1	$20.3	$94.7	$45.2	$137.9	$80.7

(1)	“Other” includes derivatives related to our Total Return Swap Facility.

Impact of Derivatives on Consolidated Statements of Income

	Years Ended December 31,
	Unrealized Gain (Loss) on Derivatives(1)(2)			Realized Gain (Loss) on Derivatives(3)			Unrealized Gain (Loss) on Hedged Item(1)			Total Gain (Loss)
(Dollars in millions)	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015
Fair Value Hedges:
Interest rate swaps	$(214)	$(288)	$(115)	$175	$259	$345	$193	$302	$140	$154	$273	$370
Cross-currency interest rate swaps	921	(319)	(794)	(118)	(86)	(7)	(954)	350	921	(151)	(55)	120
Total fair value derivatives	707	(607)	(909)	57	173	338	(761)	652	1,061	3	218	490
Cash Flow Hedges:
Interest rate swaps	—	—	—	(49)	(50)	—	—	—	—	(49)	(50)	—
Total cash flow derivatives	—	—	—	(49)	(50)	—	—	—	—	(49)	(50)	—
Trading:
Interest rate swaps	(16)	(13)	61	24	42	42	—	—	—	8	29	103
Floor Income Contracts	150	297	557	(69)	(246)	(650)	—	—	—	81	51	(93)
Cross-currency interest rate swaps	8	9	2	(6)	(4)	(4)	—	—	—	2	5	(2)
Other	(5)	(10)	9	(10)	(3)	(3)	—	—	—	(15)	(13)	6
Total trading derivatives	137	283	629	(61)	(211)	(615)	—	—	—	76	72	14
Total	844	(324)	(280)	(53)	(88)	(277)	(761)	652	1,061	30	240	504
Less: realized gains (losses) recorded in interest expense	—	—	—	8	123	338	—	—	—	8	123	338
Gains (losses) on derivative and hedging activities, net	$844	$(324)	$(280)	$(61)	$(211)	$(615)	$(761)	$652	$1,061	$22	$117	$166

(1)	Recorded in “Gains (losses) on derivative and hedging activities, net” in the consolidated statements of income.
(2)	Represents ineffectiveness related to cash flow hedges.
(3)	For fair value and cash flow hedges, recorded in interest expense. For trading derivatives, recorded in “Gains (losses) on derivative and hedging activities, net.”

Impact of Derivatives on Consolidated Statements of Changes in Stockholders’ Equity (net of tax)

	Years Ended December 31,
(Dollars in millions)	2017	2016	2015
Total gains (losses) on cash flow hedges	$25	$26	$(59)
Realized (gains) losses recognized in interest expense(1)(2)(3)	30	31	(1)
Total change in stockholders’ equity for unrealized gains (losses) on derivatives	$55	$57	$(60)

(1)	Amounts included in “Realized gain (loss) on derivatives” in the “Impact of Derivatives on Consolidated Statements of Income” table above.
(2)	Includes net settlement income/expense.
(3)	We expect to reclassify $2 million of after-tax net losses from accumulated other comprehensive income to earnings during the next 12 months related to amortization of terminated hedge relationships.

Collateral

The following table details collateral held and pledged related to derivative exposure between us and our derivative counterparties.

(Dollars in millions)	December 31, 2017	December 31, 2016
Collateral held:
Cash (obligation to return cash collateral is recorded in short- term borrowings)	$536	$345
Securities at fair value — corporate derivatives (not recorded in financial statements)(1)	—	193
Securities at fair value — on-balance sheet securitization derivatives (not recorded in financial statements)(2)	297	230
Total collateral held	$833	$768
Derivative asset at fair value including accrued interest	$618	$689
Collateral pledged to others:
Cash (right to receive return of cash collateral is recorded in investments)	$235	$319
Total collateral pledged	$235	$319
Derivative liability at fair value including accrued interest and premium receivable	$659	$1,670

(1)	The Company has the ability to sell or re-pledge securities it holds as collateral.
(2)	The trusts do not have the ability to sell or re-pledge securities they hold as collateral.

Our corporate derivatives contain credit contingent features. At our current unsecured credit rating, we have fully collateralized our corporate derivative liability position (including accrued interest and net of premiums receivable) of $217 million with our counterparties. Downgrades in our unsecured credit rating would not result in any additional collateral requirements, except to increase the frequency of collateral calls. Trust related derivatives do not contain credit contingent features related to our or the trusts’ credit ratings.

8.	Other Assets

The following table provides the detail of our other assets.

(Dollars in millions)	December 31, 2017	December 31, 2016
Accrued interest receivable, net	$1,965	$1,663
Benefit and insurance-related investments	481	488
Derivatives at fair value	438	534
Income tax asset, net current and deferred	380	725
Fixed assets, net	156	160
Accounts receivable	108	95
Other loans, net	59	148
Other	438	380
Total	$4,025	$4,193

9.	Stockholders’ Equity

Common Stock

Our shareholders have authorized the issuance of 1.125 billion shares of common stock. The par value of Navient common stock is $0.01 per share. At December 31, 2017, 263 million shares were issued and outstanding and 28 million shares were unissued but encumbered for outstanding stock options, restricted stock units and dividend equivalent units for employee compensation and remaining authority for stock-based compensation plans. The stock-based compensation plans are described in “Note 11 — Stock-Based Compensation Plans and Arrangements.”

Dividend and Share Repurchase Program

In 2017, 2016 and 2015, we paid full-year common stock dividends of $0.64 per share.

In 2015, we repurchased 56.0 million shares of common stock for $945 million. In 2016, we repurchased 59.6 million shares of common stock for $755 million, fully utilizing our share repurchase programs. In December 2016, our board of directors authorized a new $600 million share repurchase program effective January 1, 2017.  In 2017, we repurchased 29.6 million shares of common stock for $440 million. Effective October 4, 2017, Navient temporarily suspended its remaining share repurchase program to allocate capital towards building book value. On January 24, 2018, we announced that we expect to restart our share repurchases in the second half of 2018. As of December 31, 2017, the remaining repurchase authority was $160 million.

The following table summarizes our common share repurchases and issuances.

	Years Ended December 31,
	2017	2016	2015
Common stock repurchased(1)	29,646,374	59,625,325	56,043,711
Average purchase price per share	$14.85	$12.68	$16.87
Shares repurchased related to employee stock-based compensation plans(2)	1,847,651	3,197,355	2,404,328
Average purchase price per share	$15.40	$13.21	$19.81
Common shares issued(3)	3,680,479	5,476,010	4,924,021

(1)	Common shares purchased under our share repurchase program.
(2)	Comprises shares withheld from stock option exercises and vesting of restricted stock for employees’ tax withholding obligations and shares tendered by employees to satisfy option exercise costs.
(3)	Common shares issued under our various compensation and benefit plans.

The closing price of our common stock on December 31, 2017 was $13.32.

10.	Earnings (Loss) per Common Share

Basic earnings (loss) per common share (“EPS”) are calculated using the weighted average number of shares of common stock outstanding during each period. A reconciliation of the numerators and denominators of the basic and diluted EPS calculations follows.

	Years Ended December 31,
(In millions, except per share data)	2017	2016	2015
Numerator:
Net income attributable to Navient Corporation	$292	$681	$984
Denominator:
Weighted average shares used to compute basic EPS	275	316	376
Effect of dilutive securities:
Dilutive effect of stock options, restricted stock, restricted stock units, performance stock units and Employee Stock Purchase Plan (“ESPP”)(1)	6	6	6
Dilutive potential common shares(2)	6	6	6
Weighted average shares used to compute diluted EPS	281	322	382
Basic earnings per common share attributable to Navient Corporation	$1.06	$2.15	$2.62
Diluted earnings per common share attributable to Navient Corporation	$1.04	$2.12	$2.58

(1)

Includes the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options, restricted stock, restricted stock units, performance stock units and the outstanding commitment to issue shares under the ESPP, determined by the treasury stock method.

(2)

For the years ended December 31, 2017, 2016 and 2015, stock options covering approximately 5 million, 4 million and 6 million shares, respectively, were outstanding but not included in the computation of diluted earnings per share because they were anti-dilutive.

11.	Stock-Based Compensation Plans and Arrangements

We have one active stock-based incentive plan that provides for grants of equity awards to our employees and non-employee directors in various forms including stock options, restricted stock awards, restricted stock units and performance stock units. We also maintain an ESPP. Shares issued under these plans may be either shares reacquired by us or shares that are authorized but unissued. Our Navient Corporation 2014 Omnibus Incentive Plan became effective on April 7, 2014, and 55 million shares are authorized to be issued from this plan as of December 31, 2017. Our Navient Corporation ESPP became effective on May 1, 2014, and 1 million shares are authorized to be issued from this plan as of December 31, 2017.

For most awards, expense generally is recognized ratably over the vesting period net of estimated forfeitures, unless the employee meets certain retirement eligibility criteria. For employee awards that meet retirement eligibility criteria, we record the expense generally upon grant and for employees that become retirement eligible during the vesting period, we recognize expense from the grant date to the date on which the employee becomes retirement eligible. The total stock-based compensation cost recognized in 2017, 2016 and 2015 was $35 million, $26 million and $29 million, respectively. As of December 31, 2017, there was $17 million of total unrecognized compensation expense related to unvested stock awards, which is expected to be recognized over a weighted average period of 1.4 years.

Stock Options

The exercise price of stock options equals the fair market value of our common stock on the date of grant. The maximum contractual term for stock options is 5 years for grants made since 2012, and 10 years for grants made prior to 2012. Most stock options are time-vested, with one-third vesting per year beginning with the first anniversary of the grant date.

The fair values of the options granted in the years ended December 31, 2017, 2016 and 2015 were estimated as of the grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2017	2016	2015
Expected life of the option	3.0 years	3.0 years	2.9 years
Expected volatility	34%	30%	22%
Risk-free interest rate	1.44%	.90%	.95%
Expected dividend rate	4.13%	6.97%	2.99%
Weighted average fair value of options granted	$2.69	$1.01	$2.22

The expected life is based in general on observed historical exercise patterns of SLM Corporation’s employees pre-Spin-Off (excluding employees who transitioned to SLM Bank) and Navient’s employees post-Spin-Off. The expected volatility is based in general on implied volatility from publicly-traded options on our stock at the grant date and historical volatility of both our stock and our peer group consistent with the expected life of the option. The risk-free interest rate is based on the U.S. Treasury spot rate at the grant date consistent with the expected life of the option. The dividend yield is based on the projected annual dividend payment per share based on the dividend amount at the grant date, divided by the stock price at the grant date.

The following table summarizes Navient’s stock option activity in 2017.

(Dollars in millions, except per share data)	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at December 31, 2016	14,912,004	$12.45
Granted	1,308,167	15.48
Exercised(2)	(1,497,807)	9.57
Canceled	(538,638)	27.16
Outstanding at December 31, 2017(3)	14,183,726	12.48	1.9 yrs.	$37
Exercisable at December 31, 2017	9,653,511	$12.34	1.3 yrs.	$26

(1)

The aggregate intrinsic value represents the total intrinsic value (the aggregate difference between our closing stock price on December 31, 2017 and the exercise price of in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on December 31, 2017.

(2)	The total intrinsic value of Navient stock options exercised was $9 million, $13 million and $19 million for 2017, 2016 and 2015, respectively.
(3)	As of December 31, 2017, there was $1 million of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted average period of 1.8 years.

Restricted Stock

Restricted stock awards generally are granted to non-employee directors and generally vest upon the director’s election to the board. Outstanding restricted stock is entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying restricted stock award. The fair value of restricted stock awards is based on our stock price at the grant date.

The following table summarizes Navient’s restricted stock activity in 2017.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2016	—	$—
Granted	59,124	15.39
Vested(1)	(50,727)	15.37
Canceled	(8,397)	15.48
Non-vested at December 31, 2017(2)	—	$—

(1)	The total fair value of Navient shares that vested was $1 million, $1 million and $1 million for 2017, 2016 and 2015, respectively.
(2)	As of December 31, 2017, there was no unrecognized compensation cost related to restricted stock.

Restricted Stock Units and Performance Stock Units

Restricted stock units (“RSUs”) and performance stock units (“PSUs”) are equity awards granted to employees that entitle the holder to shares of our common stock when the award vests. RSUs generally are time-vested, with one-third vesting per year beginning with the first anniversary of the grant date, while PSUs vest based on achieving certain corporate performance goals over a three-year performance period. Outstanding RSUs and PSUs are entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying award. The fair value of RSUs and PSUs is based on our stock price at the grant date.

The following table summarizes Navient’s RSU and PSU activity in 2017.

	Number of RSUs/PSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2016	4,372,376	$12.56
Granted	1,817,218	15.41
Vested and converted to common stock(1)	(1,724,568)	13.58
Canceled	(36,721)	12.95
Outstanding at December 31, 2017(2)	4,428,305	$13.33

(1)	The total fair value of Navient RSUs and PSUs that vested and converted to common stock was $23 million, $30 million and $29 million for 2017, 2016 and 2015, respectively.
(2)	As of December 31, 2017, there was $16 million of unrecognized compensation cost related to RSUs and PSUs, which is expected to be recognized over a weighted average period of 1.4 years.
12.	Fair Value Measurements

We use estimates of fair value in applying various accounting standards for our financial statements. We categorize our fair value estimates based on a hierarchical framework associated with three levels of price transparency utilized in measuring financial instruments at fair value.

Education Loans

Our FFELP Loans and Private Education Loans are accounted for at cost or at the lower of cost or market if the loan is held-for-sale. Fair values were determined by modeling loan cash flows using stated terms of the assets and internally-developed assumptions to determine aggregate portfolio yield, net present value and average life.

FFELP Loans

The significant assumptions used to determine fair value of our FFELP Loans are prepayment speeds, default rates, cost of funds, capital levels and expected Repayment Borrower Benefits to be earned. In addition, the Floor Income component of our FFELP Loan portfolio is valued with option models using both observable market inputs and internally developed inputs. A number of significant inputs into the models are internally derived and not observable to market participants. While the resulting fair value can be validated against market transactions where we are a participant, these markets are not considered active. As such, these are level 3 valuations.

Private Education Loans

The significant assumptions used to determine fair value of our Private Education Loans are prepayment speeds, default rates, recovery rates, cost of funds and capital levels. A number of significant inputs into the models are internally derived and not observable to market participants nor can the resulting fair values be validated against market transactions. While the resulting fair value can be validated against market transactions where we are a participant, these markets are not considered active. As such, these are level 3 valuations.

Cash and Investments (Including “Restricted Cash and Investments”)

Cash and cash equivalents are carried at cost. Carrying value approximates fair value. Investments classified as trading or available-for-sale are carried at fair value in the financial statements. Investments in mortgage-backed securities are valued using observable market prices. These securities are primarily collateralized by real estate properties and are guaranteed by either a government sponsored enterprise or the U.S. government. Other investments for which observable prices from active markets are not available were valued through standard bond pricing models using observable market yield curves adjusted for credit and liquidity spreads. These valuations are immaterial to the overall investment portfolio. The fair value of investments in commercial paper, asset-backed commercial paper, or demand deposits that have a remaining term of less than 90 days when purchased are estimated to equal their cost and, when needed, adjustments for liquidity and credit spreads are made depending on market conditions and counterparty credit risks. No additional adjustments were deemed necessary. These are level 2 valuations.

Borrowings

Borrowings are accounted for at cost in the financial statements except when denominated in a foreign currency or when designated as the hedged item in a fair value hedge relationship. When the hedged risk is the benchmark interest rate (which for us is LIBOR) and not full fair value, the cost basis is adjusted for changes in value due to benchmark interest rates only. Foreign currency-denominated borrowings are re-measured at current spot rates in the financial statements. The full fair value of all borrowings is disclosed. Fair value was determined through standard bond pricing models and option models (when applicable) using the stated terms of the borrowings, observable yield curves, foreign currency exchange rates, volatilities from active markets or from quotes from broker-dealers. Fair value adjustments for unsecured corporate debt are made based on indicative quotes from observable trades and spreads on credit default swaps specific to the Company. Fair value adjustments for secured borrowings are based on indicative quotes from broker-dealers. These adjustments for both secured and unsecured borrowings are material to the overall valuation of these items and, currently, are based on inputs from inactive markets. As such, these are level 3 valuations.

Derivative Financial Instruments

All derivatives are accounted for at fair value in the financial statements. The fair value of a majority of derivative financial instruments was determined by standard derivative pricing and option models using the stated terms of the contracts and observable market inputs. In some cases, we utilized internally developed inputs that are not observable in the market, and as such, classified these instruments as level 3 fair values. Complex structured derivatives or derivatives that trade in less liquid markets require significant estimates and judgment in determining fair value that cannot be corroborated with market transactions.

When determining the fair value of derivatives, we take into account counterparty credit risk for positions where there is exposure to the counterparty on a net basis by assessing exposure net of collateral held. The net exposures for each counterparty are adjusted based on market information available for the specific counterparty, including spreads from credit default swaps. When the counterparty has exposure to us under derivatives with us, we fully collateralize the exposure, minimizing the adjustment necessary to the derivative valuations for our credit risk. While trusts that contain derivatives are not required to post collateral, when the counterparty is exposed to the trust the credit quality and securitized nature of the trusts minimizes any adjustments for the counterparty’s exposure to the trusts. The net credit risk adjustment (adjustments for our exposure to counterparties net of adjustments for the counterparties’ exposure to us) decreased the valuations at December 31, 2017 by $6 million.

Inputs specific to each class of derivatives disclosed in the table below are as follows:

•

Interest rate swaps — Derivatives are valued using standard derivative cash flow models. Derivatives that swap fixed interest payments for LIBOR interest payments (or vice versa) and derivatives swapping quarterly reset LIBOR for daily reset LIBOR or one-month LIBOR were valued using the LIBOR swap yield curve which is an observable input from an active market. These derivatives are level 2 fair value estimates in the hierarchy. Other derivatives swapping LIBOR interest payments for another variable interest payment (primarily Prime) are valued using the LIBOR swap yield curve and observable market spreads for the specified index. The markets for these swaps are generally illiquid as indicated by a wide bid/ask spread. The adjustment made for liquidity decreased the valuations by $30 million at December 31, 2017. These derivatives are level 3 fair value estimates.

•

Cross-currency interest rate swaps — Derivatives are valued using standard derivative cash flow models. Derivatives hedging foreign-denominated bonds are valued using the LIBOR swap yield curve (for both USD and the foreign-denominated currency), cross-currency basis spreads and forward foreign currency exchange rates. These inputs are observable inputs from active markets. Therefore, the resulting valuation is a level 2 fair value estimate. Amortizing notional derivatives (derivatives whose notional amounts change based on changes in the balance of, or pool of, assets or debt) hedging trust debt use internally derived assumptions for the trust assets’ prepayment speeds and default rates to model the notional amortization. Management makes assumptions concerning the extension features of derivatives hedging rate-reset notes denominated in a foreign currency. These inputs are not market observable; therefore, these derivatives are level 3 fair value estimates.

•

Floor Income Contracts — Derivatives are valued using an option pricing model. Inputs to the model include the LIBOR swap yield curve and LIBOR interest rate volatilities. The inputs are observable inputs in active markets and these derivatives are level 2 fair value estimates.

The carrying value of borrowings designated as the hedged item in a fair value hedge is adjusted for changes in fair value due to benchmark interest rates and foreign-currency exchange rates. These valuations are determined through standard bond pricing models and option models (when applicable) using the stated terms of the borrowings, and observable yield curves, foreign currency exchange rates and volatilities.

The following table summarizes the valuation of our financial instruments that are marked-to-market on a recurring basis. During 2017 and 2016, there were no significant transfers of financial instruments between levels.

	Fair Value Measurements on a Recurring Basis
	December 31, 2017				December 31, 2016
(Dollars in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale investments:
Agency residential mortgage- backed securities	$—	$—	$—	$—	$—	$1	$—	$1
Other	—	2	—	2	—	2	—	2
Total available-for-sale investments	—	2	—	2	—	3	—	3
Derivative instruments:(1)
Interest rate swaps	—	388	4	392	—	553	12	565
Cross-currency interest rate swaps	—	—	88	88	—	—	—	—
Total derivative assets(2)	—	388	92	480	—	553	12	565
Total	$—	$390	$92	$482	$—	$556	$12	$568
Liabilities(3)
Derivative instruments(1)
Interest rate swaps	$—	$(144)	$(45)	$(189)	$—	$(150)	$(58)	$(208)
Floor Income Contracts	—	(74)	—	(74)	—	(184)	—	(184)
Cross-currency interest rate swaps	—	(44)	(410)	(454)	—	(53)	(1,243)	(1,296)
Other	—	—	(18)	(18)	—	—	(13)	(13)
Total derivative liabilities(2)	—	(262)	(473)	(735)	—	(387)	(1,314)	(1,701)
Total	$—	$(262)	$(473)	$(735)	$—	$(387)	$(1,314)	$(1,701)

(1)	Fair value of derivative instruments excludes accrued interest and the value of collateral.
(2)	See “Note 7 — Derivative Financial Instruments” for a reconciliation of gross positions without the impact of master netting agreements to the balance sheet classification.
(3)

Borrowings which are the hedged items in a fair value hedge relationship and which are adjusted for changes in value due to benchmark interest rates only are not carried at full fair value and are not reflected in this table.

The following tables summarize the change in balance sheet carrying value associated with level 3 financial instruments carried at fair value on a recurring basis.

	Year Ended December 31, 2017
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(46)	$(1,243)	$(13)	$(1,302)
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	—	803	(15)	788
Included in other comprehensive income	—	—	—	—
Settlements	5	118	10	133
Transfers in and/or out of level 3	—	—	—	—
Balance, end of period	$(41)	$(322)	$(18)	$(381)
Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$5	$795	$(5)	$795

	Year Ended December 31, 2016
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(44)	$(903)	$(2)	$(949)
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	3	(428)	(14)	(439)
Included in other comprehensive income	—	—	—	—
Settlements	3	88	3	94
Transfers in and/or out of level 3(3)	(8)	—	—	(8)
Balance, end of period	$(46)	$(1,243)	$(13)	$(1,302)
Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$7	$(340)	$(11)	$(344)

	Year Ended December 31, 2015
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(88)	$(117)	$(11)	$(216)
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	39	(796)	6	(751)
Included in other comprehensive income	—	—	—	—
Settlements	5	10	3	18
Transfers in and/or out of level 3	—	—	—	—
Balance, end of period	$(44)	$(903)	$(2)	$(949)
Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$37	$(783)	$9	$(737)

(1)	“Included in earnings” is comprised of the following amounts recorded in the specified line item in the consolidated statements of income:

	Years Ended December 31,
(Dollars in millions)	2017	2016	2015
Gains (losses) on derivative and hedging activities, net	$906	$(351)	$(741)
Interest expense	(118)	(88)	(10)
Total	$788	$(439)	$(751)

(2)	Recorded in “gains (losses) on derivative and hedging activities, net” in the consolidated statements of income.
(3)	Consumer Price Index/LIBOR basis swaps were transferred from level 3 to level 2 in the fourth quarter of 2016 due to the conclusion that these swaps now trade in an active market.

The following table presents the significant inputs that are unobservable or from inactive markets used in the recurring valuations of the level 3 financial instruments detailed above.

(Dollars in millions)	Fair Value at December 31, 2017	Valuation Technique	Input	Range (Weighted Average)
Derivatives
Prime/LIBOR basis swaps	$(41)	Discounted cash flow	Constant Prepayment Rate	6%
			Bid/ask adjustment to discount rate	.08% — .08% (.08%)
Cross-currency interest rate swaps	(322)	Discounted cash flow	Constant Prepayment Rate	4%
Other	(18)
Total	$(381)

The significant inputs that are unobservable or from inactive markets related to our level 3 derivatives detailed in the table above would be expected to have the following impacts to the valuations:

•

Prime/LIBOR basis swaps — These swaps do not actively trade in the markets as indicated by a wide bid/ask spread. A wider bid/ask spread will result in a decrease in the overall valuation. In addition, the unobservable inputs include Constant Prepayment Rates of the underlying securitization trust the swap references. A decrease in this input will result in a longer weighted average life of the swap which will increase the value for swaps in a gain position and decrease the value for swaps in a loss position, everything else equal. The opposite is true for an increase in the input.

•

Cross-currency interest rate swaps — The unobservable inputs used in these valuations are Constant Prepayment Rates of the underlying securitization trust the swap references. A decrease in this input will result in a longer weighted average life of the swap. All else equal in a typical currency market, this will result in a decrease to the valuation due to the delay in the cash flows of the currency exchanges as well as diminished liquidity in the forward exchange markets as you increase the term. The opposite is true for an increase in the input.

The following table summarizes the fair values of our financial assets and liabilities, including derivative financial instruments.

	December 31, 2017			December 31, 2016
(Dollars in millions)	Fair Value	Carrying Value	Difference	Fair Value	Carrying Value	Difference
Earning assets
FFELP Loans	$82,271	$81,703	$568	$86,626	$87,730	$(1,104)
Private Education Loans	24,421	23,419	1,002	23,191	23,340	(149)
Cash and investments(1)	5,034	5,034	—	5,203	5,203	—
Total earning assets	111,726	110,156	1,570	115,020	116,273	(1,253)
Interest-bearing liabilities
Short-term borrowings	4,783	4,771	(12)	2,346	2,334	(12)
Long-term borrowings	104,921	105,012	91	109,826	112,368	2,542
Total interest-bearing liabilities	109,704	109,783	79	112,172	114,702	2,530
Derivative financial instruments
Floor Income Contracts	(74)	(74)	—	(184)	(184)	—
Interest rate swaps	203	203	—	357	357	—
Cross-currency interest rate swaps	(366)	(366)	—	(1,296)	(1,296)	—
Other	(18)	(18)	—	(13)	(13)	—
Excess of net asset fair value over carrying value			$1,649			$1,277

(1)

“Cash and investments” includes available-for-sale investments whose cost basis is $2 million and $3 million at December 31, 2017 and 2016, respectively, versus a fair value of $2 million and $3 million at December 31, 2017 and 2016, respectively.

13.	Commitments, Contingencies and Guarantees

Legal Proceedings

The Company has been named as defendant in a number of putative class action cases alleging violations of various state and federal consumer protection laws including the Telephone Consumer Protection Act (“TCPA”), the Consumer Financial Protection Act of 2010 (“CFPA”), the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act (“FDCPA”) and various other state consumer protection laws.

On January 18, 2017, the CFPB and Attorneys General for the State of Illinois and the State of Washington initiated civil actions naming Navient Corporation and several of its subsidiaries as defendants alleging violations of certain Federal and State consumer protection statutes, including the CFPA, the FCPA, FCRA, FDCPA and various state consumer protection laws. On October 5, 2017, the Attorney General for the Commonwealth of Pennsylvania initiated a civil action against Navient Corporation and Navient Solutions, LLC, containing similar alleged violations of the CFPA and the Pennsylvania Unfair Trade Practices and Consumer Protection Law. We refer to the Illinois Attorney General, the Pennsylvania Attorney General and the Washington Attorney General collectively as the “Attorneys General.” We intend to vigorously defend against the allegations in each of these cases. For additional information on these civil actions, please refer to section entitled “Regulatory Matters” below.

At this point in time, the Company is unable to anticipate the timing of a resolution or the ultimate impact that these legal proceedings may have on the Company’s consolidated financial position, liquidity, results of operation or cash flows. As a result, it is not possible at this time to estimate a range of potential exposure, if any, for amounts that may be payable in connection with these matters and reserves have not been established. It is possible that an adverse ruling or rulings may have a material adverse impact on the Company.

Regulatory Matters

With respect to alleged civil violations of the Servicemembers Civil Relief Act (the “SCRA”), Navient Solutions, LLC (“Solutions”), a wholly owned subsidiary of Navient, and Sallie Mae Bank entered into a consent order with the DOJ in May 2014. The DOJ consent order (the “DOJ Order”) covers all loans either owned by Sallie Mae Bank or serviced by Solutions from November 28, 2005 until the effective date of the settlement. In the third quarter of 2016, the Company completed the distributions from the fund by distributing the remaining funds to charities approved by the DOJ pursuant to the terms of the order. The total reserves established by the Company in 2013 and 2014 to cover these costs were $177 million, and as of December 31, 2017, substantially all of this amount had been paid to customers or credited or refunded to customer accounts. The final cost of these proceedings will remain uncertain until the remaining consent order is lifted or terminates in accordance with its terms in late 2018. The Company believes it has fulfilled the terms of the DOJ Order.

As previously disclosed, the Company and various of its subsidiaries have been subject to the following investigations and inquiries:

•

In December 2013, Navient received Civil Investigative Demands (“CIDs”) issued by the State of Illinois Office of Attorney General and the State of Washington Office of the Attorney General and multiple other state Attorneys General. According to the CIDs, the investigations were initiated to ascertain whether any practices declared to be unlawful under the Consumer Fraud and Deceptive Business Practices Act have occurred or are about to occur. The Company subsequently received separate but similar CIDs or subpoenas from the Attorneys General of the District of Columbia and Kansas.

•

In April 2014, Solutions received a CID from the Consumer Financial Protection Bureau (the “CFPB”) as part of the CFPB’s separate investigation regarding allegations relating to Navient’s disclosures and assessment of late fees and other matters. Navient has received a series of supplemental CIDs on these matters. In August 2015, Solutions received a letter from the CFPB notifying Solutions that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the CFPB’s Office of Enforcement is considering recommending that the CFPB take legal action against Solutions. The NORA letter related to a previously disclosed investigation into Solutions’ disclosures and assessment of late fees and other matters and states that, in connection with any action, the CFPB may seek restitution, civil monetary penalties and corrective action against Solutions. The Company responded to the NORA letter in September 2015.

•

In November 2014, Navient’s subsidiary, Pioneer Credit Recovery, Inc. (“Pioneer”), received a CID from the CFPB as part of the CFPB’s investigation regarding Pioneer’s activities relating to rehabilitation loans and collection of defaulted student debt.

•

In December 2014, Solutions received a subpoena from the New York Department of Financial Services (the “NY DFS”) as part of the NY DFS’s inquiry with regard to whether persons or entities have engaged in fraud or misconduct with respect to a financial product or service under New York Financial Services Law or other laws.

On January 18, 2017, the CFPB and Attorneys General for the State of Illinois and the State of Washington initiated civil actions naming Navient Corporation and several of its subsidiaries as defendants alleging violations of Federal and State consumer protection statutes, including the DFPA, FCRA, FDCPA and various state consumer protection laws. On October 5, 2017, the Attorney General for the Commonwealth of Pennsylvania initiated a civil action against Navient Corporation and Navient Solutions, LLC, alleging violations of the CFPA and the Pennsylvania Unfair Trade Practices and Consumer Protection Law. These civil actions are related to matters which were covered under the CIDs and the NORA letter discussed above that were previously issued by the CFPB and the Attorneys General. The Company filed its Motion to Dismiss on March 20, 2017 with respect to the Attorneys General actions and on March 24, 2017 with respect to the CFPB action. In relation to the CFPB action, after a hearing, our Motion to Dismiss was denied in full in August 2017. In relation to the Washington action, following a hearing, our Motion to Dismiss was denied in full in July 2017. In relation to the Illinois action, a hearing on our Motion to Dismiss was held on July 18, 2017 and no ruling has been issued as of the date of this Form 10-K. In addition to these matters, a number of lawsuits have been filed by nongovernmental parties or, in the future, may be filed by additional governmental or nongovernmental parties seeking damages or other remedies related to similar issues raised by the CFPB and the Attorneys General.  In relation to the Pennsylvania Attorney General lawsuit, the Company filed its Motion to Dismiss on December 22, 2017. This motion has not been heard by the court. As the Company has previously stated, we believe the suits improperly seek to impose penalties on Navient based on new, unannounced servicing standards applied retroactively only against one servicer, and that the allegations are false. As stated above, we intend to vigorously defend against the allegations in each of these cases.

In addition, Navient and its subsidiaries are subject to examination or regulation by the SEC, CFPB, FFIEC, ED and various state agencies as part of its ordinary course of business. Items or matters similar to or different from those described above may arise during the course of those examinations. We also routinely receive inquiries or requests from various regulatory bodies or government agencies concerning our business or our assets. Generally, the Company endeavors to cooperate with each such inquiry or request.

Under the terms of the Separation Agreement, Navient has agreed to indemnify SLM BankCo for all claims, actions, damages, losses or expenses that may arise from the conduct of all activities of pre-Spin-Off SLM BankCo occurring prior to the Spin-Off other than those specifically excluded in the Separation and Distribution Agreement. As a result, subject to the terms, conditions and limitations set forth in the Separation and Distribution Agreement, Navient has agreed to indemnify and hold harmless Sallie Mae and its subsidiaries, including Sallie Mae Bank from liabilities arising out of the regulatory matters and CFPB and State Attorneys General lawsuits mentioned above, other than fines or penalties directly levied against Sallie Mae Bank and other matters specifically excluded. Navient has no additional reserves related to indemnification matters with SLM BankCo as of December 31, 2017.

OIG Audit

The Office of the Inspector General (the “OIG”) of ED commenced an audit regarding Special Allowance Payments (“SAP”) on September 10, 2007. On September 25, 2013, we received the final audit determination of Federal Student Aid (the “Final Audit Determination”) on the final audit report issued by the OIG on August 3, 2009 related to this audit. The Final Audit Determination concurred with the final audit report issued by the OIG and instructed us to make adjustment to our government billing to reflect the policy determination. In August 2016, we filed our notice of appeal relating to this Final Audit Determination to the Administrative Actions and Appeals Service Group of ED. A hearing on this matter was held in April 2017 and a ruling has not yet been issued. We continue to believe that our SAP billing practices were proper, considering then-existing ED guidance and lack of applicable regulations. The Company established a reserve for this matter in 2014 as part of the total reserve for pending regulatory matters discussed previously and does not believe, at this time, that an adverse ruling would have a material effect on the Company as a whole.

Contingencies

In the ordinary course of business, we and our subsidiaries are defendants in or parties to pending and threatened legal actions and proceedings including actions brought on behalf of various classes of claimants. These actions and proceedings may be based on alleged violations of consumer protection, securities, employment and other laws. In certain of these actions and proceedings, claims for substantial monetary damage are asserted against us and our subsidiaries. We and our subsidiaries are also subject to potential unasserted claims by third parties.

In the ordinary course of business, we and our subsidiaries are subject to regulatory examinations, information gathering requests, inquiries and investigations. In connection with formal and informal inquiries in these cases, we and our subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of our regulated activities.

In view of the inherent difficulty of predicting the outcome of such litigation and regulatory matters, we cannot predict what the eventual outcome of the pending matters will be, what the timing or the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties, if any, related to each pending matter may be.

We are required to establish reserves for litigation and regulatory matters where those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, we do not establish reserves.

Based on current knowledge, reserves have been established for certain litigation, regulatory matters, and unasserted contract claims where the loss is both probable and estimable. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending investigations, litigation or regulatory matters will have a material adverse effect on our consolidated financial position, liquidity, results of operations or cash flows, except as otherwise disclosed.

14.Income Taxes

Reconciliations of the statutory U.S. federal income tax rates to our effective tax rate for continuing operations follow:

	Years Ended December 31,
	2017	2016	2015
Statutory rate	35.0%	35.0%	35.0%
DTA Remeasurement Loss(1)	27.2	—	—
Net excess tax benefits related to stock-based incentive payments	(.7)	—	—
State tax, net of federal benefit	.8	3.8	2.6
Other, net	(.5)	(.3)	.1
Effective tax rate	61.8%	38.5%	37.7%

(1)

The TCJA, enacted on December 22, 2017, made significant changes to all aspects of income taxation, including a reduction to the corporate federal statutory tax rate.  GAAP requires the effects of the TCJA to be recognized in the period the law is enacted, even though the effective date of the law for most provisions is January 1, 2018.  The primary impact to us is the reduction to the corporate federal statutory tax rate from 35 percent to 21 percent as of January 1, 2018.  This rate reduction required us to remeasure our deferred tax asset at December 31, 2017, at the 21 percent corporate federal statutory tax rate and resulted in a DTA Remeasurement Loss of $208 million for GAAP, which is reflected as incremental income tax expense in the fourth quarter of 2017.

The effective tax rate varies from the statutory U.S. federal rate of 35 percent primarily due to the DTA Remeasurement Loss and the net excess tax benefits related to stock-based incentive payments for the year ended December 31, 2017, and the impact of state taxes, net of federal benefit, for the years ended December 31, 2017, 2016 and 2015.

Income tax expense consists of:

	December 31,
(Dollars in millions)	2017	2016	2015
Current provision/(benefit):
Federal	$77	$246	$136
State	(3)	47	22
Foreign	3	1	—
Total current provision/(benefit)	77	294	158
Deferred provision/(benefit):
Federal	385	115	398
State	11	18	41
Foreign	(1)	—	—
Total deferred provision/(benefit)	395	133	439
Provision for income tax expense/(benefit)	$472	$427	$597

The tax effect of temporary differences that give rise to deferred tax assets and liabilities include the following:

	December 31,
(Dollars in millions)	2017	2016
Deferred tax assets:
Loan reserves	$317	$581
Education loan premiums and discounts, net	52	74
Operating loss and credit carryovers	22	5
Stock-based compensation plans	18	32
Accrued expenses not currently deductible	24	33
Market value adjustments on education loans, investments and derivatives	9	65
Deferred revenue	—	37
Other	14	40
Total deferred tax assets	456	867
Deferred tax liabilities:
Unrealized derivatives and investment gains and losses, net	23	3
Original issue discount on borrowings	11	27
Debt repurchases	8	—
Other	22	35
Total deferred tax liabilities	64	65
Net deferred tax assets	$392	$802

Included in operating loss and credit carryovers is a valuation allowance of $42 million and $7 million as of December 31, 2017 and 2016, respectively, against a portion of the Company’s federal and state deferred tax assets. The valuation allowance is primarily attributable to deferred tax assets for federal and state net operating loss carryforwards that management believes it is more likely than not will expire prior to being realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income of the appropriate character (i.e. capital or ordinary) during the period in which the temporary differences become deductible. Management considers, among other things, the economic slowdown, the scheduled reversals of deferred tax liabilities, and the history of positive taxable income available for net operating loss carrybacks in evaluating the realizability of the deferred tax assets.

As of December 31, 2017, we have gross federal net operating loss (“NOL”) carryforwards of $110 million (which begin to expire in 2029) and gross state NOL carryforwards of $576 million (which begin to expire in 2021). Tax-effected NOL amounts of $23 million (federal) and $39 million (state) have corresponding valuation allowances of $8 million (federal) and $34 million (state). We also have $2 million in foreign tax credit carryforwards.

Accounting for Uncertainty in Income Taxes

The following table summarizes changes in unrecognized tax benefits:

	December 31,
(Dollars in millions)	2017	2016	2015
Unrecognized tax benefits at beginning of year	$73.0	$56.3	$51.9
Increases resulting from tax positions taken during a prior period	.7	19.9	1.6
Decreases resulting from tax positions taken during a prior period	(1.8)	(5.6)	(1.8)
Increases resulting from tax positions taken during the current period	4.4	4.4	6.9
Decreases related to settlements with taxing authorities	(5.1)	(.1)	—
Increases related to settlements with taxing authorities	—	—	—
Reductions related to the lapse of statute of limitations	(13.8)	(1.9)	(2.3)
Unrecognized tax benefits at end of year	$57.4	$73.0	$56.3

As of December 31, 2017, the gross unrecognized tax benefits are $57.4 million. Included in the $57.4 million are $45.3 million of unrecognized tax benefits that, if recognized, would favorably impact the effective tax rate.

The Company or one of its subsidiaries files income tax returns at the U.S. federal level, in most U.S. states, and various foreign jurisdictions. All periods prior to 2014 are closed for federal examination purposes. Various combinations of subsidiaries, tax years, and jurisdictions remain open for review, subject to statute of limitations periods (typically 3 to 4 prior years). We do not expect the resolution of open audits to have a material impact on our unrecognized tax benefits.

15.	Segment Reporting

In the fourth quarter of 2017, Navient entered the Private Education Refinance Loan origination market. This new activity changed the way the Company manages the business, reviews operating performance and allocates resources, effective first-quarter 2018.  This resulted in the following four new reportable operating segments: (1) Federal Education Loans (2) Consumer Lending (3) Business Processing and (4) Other.  These new reportable operating segments now primarily distinguish between our legacy federal education loan businesses and our growth businesses. In connection with this change in reportable operating segments, there was also a change in how unallocated overhead is defined.

The following table shows the realignment of our business lines (operating segments) from the prior reportable operating segments to the new reportable operating segments:

Business Lines	New Reportable Operating Segment	Prior Reportable Operating Segment
FFELP Loans	Federal Education Loans	FFELP Loans
Federal Education Loans Servicing	Federal Education Loans	Business Services
Federal Education Loans Asset Recovery	Federal Education Loans	Business Services

Private Education Refinance Loans	Consumer Lending	Private Education Loans
Private Education Loans – Other	Consumer Lending	Private Education Loans
Other Consumer Loans	Consumer Lending	Other

Non-Education Government Services	Business Processing	Business Services
Non-Education Healthcare Services	Business Processing	Business Services

Unallocated Overhead Expenses	Other	Other
Corporate Liquidity Portfolio	Other	Other

These segments meet the quantitative thresholds for reportable operating segments.  Accordingly, the results of operations of these reportable operating segments are presented separately.  The underlying operating segments are used by the Company’s chief operating decision maker to manage the business, review operating performance and allocate resources, and qualify to be aggregated as part of the primary reportable operating segments.  As discussed further below, we measure the profitability of our operating segments based on “Core Earnings” net income.  Accordingly, information regarding our reportable operating segments is provided on a “Core Earnings” basis.  As a result of this change in segment reporting in the first quarter of 2018, prior periods have been recast for comparison purposes.

Federal Education Loans Segment

In its Federal Education Loans segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the Department of Education and other institutions.  Although FFELP Loans are no longer originated, we continue to pursue acquisitions of FFELP Loan portfolios as well as servicing and asset recovery services contracts. These acquisitions leverage our servicing scale and generate incremental earnings and cash flow. In this segment, we generate revenue primarily through net interest income on the FFELP Loan portfolio (after provision for loan losses) as well as servicing and asset recovery services revenue.  This segment is expected to generate significant amounts of earnings and cash flow over the remaining life of the portfolio.

Navient is currently the largest private sector holder of FFELP Loans as well as the largest servicer and collector of loans made under the FFELP program, and the majority of our income has been derived, directly or indirectly, from our portfolio of FFELP Loans and the servicing and asset recovery we provide for Guarantors and third-party owners of FFELP Loans. In 2010, Congress passed legislation ending the origination of education loans under FFELP. As a result, the revenue we earn in this segment is expected to decline over time. The Higher Education Act of 1965 (“HEA”) continues to regulate every aspect of FFELP Loans, including ongoing communications with borrowers and default aversion requirements. Failure to service FFELP Loans properly could jeopardize the insurance, guarantees and federal support on these loans. The insurance and guarantees on Navient’s existing FFELP Loans were not affected by the termination of FFELP originations.

FFELP Loans

Navient’s portfolio of FFELP Loans as of December 31, 2017 was $81.7 billion. We expect this portfolio to have an amortization period in excess of 20 years with a 7-year remaining weighted average life. Navient’s goal is to maximize the amount and optimize the timing of the cash flows generated by its FFELP Loan portfolio and as part of that Navient seeks to acquire FFELP Loan portfolios from third parties. During the year ended 2017, Navient acquired $5.7 billion of FFELP Loans compared to $3.6 billion in 2016 and $3.7 billion in 2015. FFELP Loans are insured or guaranteed by state or not-for-profit agencies and are protected by contractual rights to recovery from the United States pursuant to guaranty agreements among ED and these agencies. These guaranty agreements generally cover at least 97 percent of a FFELP Loan’s principal and accrued interest for loans disbursed. As a result of the long-term funding strategy used for our FFELP Loan portfolio and the insurance and guarantees provided on these loans, the portfolio generates consistent and predictable cash flows. As of December 31, 2017, approximately 84 percent of the FFELP Loans held by Navient were funded to term with non-recourse, long-term securitization debt.

Federal Education Servicing and Asset Recovery

Since 2009, Navient has been one of four TIVAS that provides loan servicing for federal loans owned by ED. We continually strive to help our customers successfully navigate the repayment of their loans. Under the contract, we seek to improve on the performance metrics that determine the allocation of new accounts under the servicing contract with ED. Under this servicing contract as of December 31, 2017, we service approximately 6.1 million accounts, or $205.9 billion in loans. We earned $150 million of revenue under the contract for the year ended December 31, 2017. This contract currently expires in 2019.

On April 4, 2016, ED published the first part of a two-part RFP related to a new servicing platform for the DSLP. The first part of the RFP focused on screening candidates’ capabilities relative to certain published criteria. In July 2016, Navient was selected as one of three companies eligible to submit responses in the second part of the RFP process. In January 2017, Navient submitted its bid for ED’s single servicing solution contract. While ED announced in May 2017 that it planned to select a single servicer for the DSLP, in August of 2017, the Department cancelled the prior RFP and announced a new upcoming solicitation for the FSA Next Generation Processing and Servicing Environment. Based upon the statements from ED, it is anticipated that the new environment will provide for a single data processing platform to house all student loan information while at the same time allowing for customer account servicing to be performed either by a single contract servicer or by multiple contract servicers. On February 20, 2018, ED issued Phase 1 of a new RFP entitled the Solicitation for the Next Generation Financial Services Environment which is intended to centralize student loan servicing on a single platform. Responses to Phase 1 are due by April 6, 2018.

In December 2016, Great Lakes Higher Education Assistance Corp. (“Great Lakes”) assumed control of United Student Aid Funds, Inc. (“USAF”). As part of this transfer, Great Lakes terminated our contracts with USAF and Northwest Education Loan Association (“NELA”), effective as of December 31, 2017. At the same time, they notified us of their intent to rebid the services we provided for USAF, NELA and Great Lakes. In the third quarter of 2017, we entered into a new contract with Great Lakes in which we agreed to provide asset recovery and portfolio management services on the combined Great Lakes, USAF and NELA portfolios. We were not awarded the default aversion services component of the contract, which resulted in the recognition of $47 million of previously deferred revenue, net of a reserve. Including the $47 million of previously deferred revenue, education related fee revenues related to these services totaled $238 million in 2017 compared to $172 million in 2016.

Since 1997, Navient has provided asset recovery services on defaulted education loans to ED. In February 2015, ED did not grant an additional term extension (“ATE”) and this contract expired by its terms on February 21, 2015. As a result, our Pioneer Credit Recovery (“Pioneer”) subsidiary stopped receiving new account placements under the contract. Shortly after that decision by ED, Pioneer filed a bid protest against ED, which bid protest was eventually consolidated with several other related protests. In an effort to resolve that litigation, in May 2017, ED awarded Pioneer a new ATE on substantially similar terms to the additional term extensions awarded to other contractors in 2015. In December 2017, Pioneer received new accounts under that new contract.

In January 2018, ED completed its ongoing procurement for replacement collection contracts originally begun in 2016. Neither Pioneer nor our other subsidiary, General Revenue Corporation, received a contract award. In February 2018, Pioneer filed a bid protest which protest has been consolidated with the other protests on this procurement. As of the date of this report, ED has the right to place additional accounts with Pioneer under its ATE during the pendency of the new protests. ED’s ability to do so may be affected by any temporary restraining order or injunction granted by the court in the consolidated protests. As a leading provider of asset recovery services, Pioneer Credit Recovery has a long track record of assisting individuals who default on their student loan payments to recover from the negative consequences of default. Since 2012, Navient and its subsidiaries have helped more than 261,000 borrowers successfully rehabilitate their loans.

The following table includes GAAP basis asset information for our Federal Education Loans segment.

	December 31,
(Dollars in millions)	2017	2016
FFELP Loans, net	$81,703	$87,730
Cash and investments(1)	2,821	3,299
Other	2,601	2,226
Total assets	$87,125	$93,255

(1)	Includes restricted cash and investments.

Consumer Lending Segment

In its Consumer Lending segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio. Originations and acquisitions leverage our servicing scale and generate incremental earnings and cash flow. In this segment, we generate revenue primarily through net interest income on the Private Education Loan portfolio (after provision for loan losses). This segment is expected to generate significant amounts of earnings and cash flow over the remaining life of the portfolio.

With over 40 years of experience, we have seen that borrowers who graduate gain the benefit of their investment in education with higher levels of employment, higher incomes and stronger financial health. Our loan products are focused on helping consumers refinance their education loans at the lower rates they have earned. We believe our product offerings, digital marketing strategies and origination platform provide a unique competitive advantage. Earnest, which was acquired in November 2017, originated $900 million of Private Education Refinance Loans in 2017. At December 31, 2017, Navient held $761 million of Private Education Refinance Loans.

Navient is currently the largest holder of Private Education Loans. Navient’s portfolio of Private Education Loans as of December 31, 2017 was $23.4 billion. We expect this portfolio to have an amortization period in excess of 20 years with a 6-year remaining weighted average life. Navient’s goal is to maximize and optimize the timing of the cash flows generated by its Private Education Loan portfolio. Unlike FFELP Loans, the holder of a Private Education Loan bears the full credit risk of the borrower and any cosigner. Navient believes the credit risk of the Private Education Loans it owns is well managed through the rigorous underwriting practices and risk-based pricing applied when the loans were originated, the continued high levels of qualified cosigners, our internal servicing and risk mitigation practices, and our careful use of forbearance and loan modification programs. Navient believes that these elements and practices reduce the risk of payment interruptions and defaults on its Private Education Loan portfolio. As of December 31, 2017, approximately 55 percent of the Private Education Loans held by Navient were funded to term with non-recourse, long-term securitization debt.

The following table includes GAAP basis asset information for our Consumer Lending segment.

	December 31,
(Dollars in millions)	2017	2016
Private Education Loans, net	$23,419	$23,340
Cash and investments(1)	706	667
Other	1,143	1,562
Total assets	$25,268	$25,569

(1)	Includes restricted cash and investments.

Business Processing Segment

In its Business Processing segment, Navient performs business processing services for over 600 non-education related government and healthcare clients. Government services include receivables management services and account processing solutions. With over $11 billion of inventory, our integrated solutions technology and superior data driven approach allows state governments, agencies, court systems, municipalities, and toll authorities to reduce their operating expenses while maximizing revenue opportunities. Healthcare services include revenue cycle outsourcing, accounts receivable management, extended business office support and consulting engagements. We offer customizable solutions for our clients that include non-profit/religious-affiliated hospital systems, teaching hospitals, urban medical centers, for-profit healthcare systems, critical access hospitals, children’s hospitals and large physician groups.

	Years Ended December 31,
(Dollars in billions)	2017	2016	2015
Revenue from government services	$134	$106	$86
Revenue from healthcare services	78	68	13
Total fee revenue	$212	$174	$99
Contingent collection receivables inventory (in billions)	$11.4	$10.1	$9.9

At December 31, 2017 and 2016, the Business Processing segment had total assets of $466 million and $373 million, respectively, on a GAAP basis.

Other Segment

Our Other segment primarily consists of the following activities: our corporate liquidity portfolio and the repurchase of debt, unallocated overhead (corporate overhead and certain information technology costs), restructuring/other reorganization expenses, regulatory-related costs, and the deferred tax asset remeasurement loss recognized due to the enactment of the TCJA in the fourth quarter of 2017.

Unallocated corporate overhead is comprised of costs primarily related to certain executive management, the board of directors, accounting, finance, legal, human resources, compliance and risk management, and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

At December 31, 2017 and 2016, the Other segment had total assets of $2.1 billion and $1.9 billion, respectively, on a GAAP basis.

Measure of Profitability

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.

Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness;

2.	The accounting for goodwill and acquired intangible assets; and

3.

The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

Segment Results and Reconciliations to GAAP

	Year Ended December 31, 2017
					Total	Adjustments
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	“Core Earnings”	Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,679	$1,634	$—	$—	$4,313	$69	$(55)	$14	$4,327
Other loans	13	—	—	—	13	—	—	—	13
Cash and investments	29	5	—	9	43	—	—	—	43
Total interest income	2,721	1,639	—	9	4,369	69	(55)	14	4,383
Total interest expense	2,022	825	—	143	2,990	(8)	(11)	(19)	2,971
Net interest income (loss)	699	814	—	(134)	1,379	77	(44)	33	1,412
Less: provisions for loan losses	44	382	—	—	426	—	—	—	426
Net interest income (loss) after provisions for loan losses	655	432	—	(134)	953	77	(44)	33	986
Other income (loss):
Servicing revenue	280	10	—	—	290	—	—	—	290
Asset recovery and business processing revenue	263	—	212	—	475	—	—	—	475
Other income	3	—	—	16	19	(77)	89	12	31
Gains on sales of loans and investments	3	—	—	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(3)	(3)	—	—	—	(3)
Total other income (loss)	549	10	212	13	784	(77)	89	12	796
Expenses:
Direct operating expenses	316	156	187	—	659	—	—	—	659
Overhead expenses	—	—	—	307	307	—	—	—	307
Operating expenses	316	156	187	307	966	—	—	—	966
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	29	29	—	—	—	29
Total expenses	316	156	187	336	995	—	23	23	1,018
Income (loss) before income tax expense (benefit)	888	286	25	(457)	742	—	22	22	764
Income tax expense (benefit)(2)	321	103	9	58	491	—	(19)	(19)	472
Net income (loss)	$567	$183	$16	$(515)	$251	$—	$41	$41	$292

(1)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$33	$—	$33
Total other income (loss)	12	—	12
Goodwill and acquired intangible asset impairment and amortization	—	23	23
Total “Core Earnings” adjustments to GAAP	$45	$(23)	22
Income tax expense (benefit)			(19)
Net income (loss)			$41

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment with the impact of the DTA Remeasurement Loss included in the Other segment.

	Year Ended December 31, 2016
					Total	Adjustments
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	“Core Earnings”	Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,395	$1,587	$—	$—	$3,982	$247	$(114)	$133	$4,115
Other loans	9	—	—	—	9	—	—	—	9
Cash and investments	16	2	—	4	22	—	—	—	22
Total interest income	2,420	1,589	—	4	4,013	247	(114)	133	4,146
Total interest expense	1,597	704	—	109	2,410	31	—	31	2,441
Net interest income (loss)	823	885	—	(105)	1,603	216	(114)	102	1,705
Less: provisions for loan losses	46	383	—	—	429	—	—	—	429
Net interest income (loss) after provisions for loan losses	777	502	—	(105)	1,174	216	(114)	102	1,276
Other income (loss):
Servicing revenue	289	15	—	—	304	—	—	—	304
Asset recovery and business processing revenue	216	—	174	—	390	—	—	—	390
Other income	—	—	—	14	14	(216)	326	110	124
Gains on debt repurchases	—	—	—	1	1	—	—	—	1
Total other income (loss)	505	15	174	15	709	(216)	326	110	819
Expenses:
Direct operating expenses	366	149	149	—	664	—	—	—	664
Overhead expenses	—	—	—	287	287	—	—	—	287
Operating expenses	366	149	149	287	951	—	—	—	951
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	36	36	36
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—
Total expenses	366	149	149	287	951	—	36	36	987
Income (loss) before income tax expense (benefit)	916	368	25	(377)	932	—	176	176	1,108
Income tax expense (benefit)(2)	338	137	9	(139)	345	—	82	82	427
Net income (loss)	$578	$231	$16	$(238)	$587	$—	$94	$94	$681

(1)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$102	$—	$102
Total other income (loss)	110	—	110
Goodwill and acquired intangible asset impairment and amortization	—	36	36
Total “Core Earnings” adjustments to GAAP	$212	$(36)	176
Income tax expense (benefit)			82
Net income (loss)			$94

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2015
					Total	Adjustments
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	“Core Earnings”	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,112	$1,756	$—	$—	$3,868	$650	$(238)	$412	$4,280
Other loans	7	—	—	—	7	—	—	—	7
Cash and investments	6	—	—	2	8	—	—	—	8
Total interest income	2,125	1,756	—	2	3,883	650	(238)	412	4,295
Total interest expense	1,247	680	—	110	2,037	37	—	37	2,074
Net interest income (loss)	878	1,076	—	(108)	1,846	613	(238)	375	2,221
Less: provisions for loan losses	43	538	—	—	581	—	—	—	581
Net interest income (loss) after provisions for loan losses	835	538	—	(108)	1,265	613	(238)	375	1,640
Other income (loss):
Servicing revenue	319	21	—	—	340	—	—	—	340
Asset recovery and business processing revenue	268	—	99	—	367	—	—	—	367
Other income	3	—	—	12	15	(613)	781	168	183
Gains (losses) on sales of loans and investments	11	(21)	—	1	(9)	—	—	—	(9)
Gains on debt repurchases	—	—	—	21	21	—	—	—	21
Total other income (loss)	601	—	99	34	734	(613)	781	168	902
Expenses:
Direct operating expenses	401	151	83	—	635	—	—	—	635
Overhead expenses	—	—	—	283	283	—	—	—	283
Operating expenses	401	151	83	283	918	—	—	—	918
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	12	12	12
Restructuring/other reorganization expenses	—	—	—	—	—	—	32	32	32
Total expenses	401	151	83	283	918	—	44	44	962
Income (loss) from continuing operations, before income tax expense (benefit)	1,035	387	16	(357)	1,081	—	499	499	1,580
Income tax expense (benefit)(2)	384	143	6	(132)	401	—	196	196	597
Net income (loss) from continuing operations	651	244	10	(225)	680	—	303	303	983
Income from discontinued operations, net of tax expense	—	—	—	1	1	—	—	—	1
Net income (loss)	$651	$244	$10	$(224)	$681	$—	$303	$303	$984

(1)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$375	$—	$375
Total other income (loss)	—	168	—	168
Goodwill and acquired intangible asset impairment and amortization	—	—	12	12
Restructuring/other reorganization expenses	32	—	—	32
Total “Core Earnings” adjustments to GAAP	$(32)	$543	$(12)	499
Income tax expense (benefit)				196
Net income (loss)				$303

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Summary of “Core Earnings” Adjustments to GAAP

	Years Ended December 31,
(Dollars in millions)	2017	2016	2015
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and restructuring and reorganization expense in connection with the Spin-Off(1)	$—	$—	$(32)
Net impact of derivative accounting(2)	45	212	543
Net impact of goodwill and acquired intangible assets(3)	(23)	(36)	(12)
Net tax effect(4)	19	(82)	(196)
Total “Core Earnings” adjustments to GAAP	$41	$94	$303

(1)

SLM BankCo’s operations and restructuring and other reorganization expense in connection with the Spin-Off: For “Core Earnings,” we have assumed the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and other reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods.

(2)

Derivative accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

(3)	Goodwill and acquired intangible assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and amortization of acquired intangible assets.
(4)	Net Tax Effect: Such tax effect is based upon our “Core Earnings” effective tax rate for the year.
16.	Quarterly Financial Information (unaudited)

	2017
(Dollars in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net interest income	$340	$351	$355	$366
Less: provisions for loan losses	107	105	105	109
Net interest income after provisions for loan losses	233	246	250	257
Other income	168	187	238	181
Gains (losses) on derivative and hedging activities, net	(16)	(25)	25	38
Operating expenses	238	230	238	260
Goodwill and acquired intangible asset impairment and amortization expense	6	6	6	5
Restructuring/other reorganization expenses	—	—	—	29
Income tax expense	53	60	93	266
Net income (loss) attributable to Navient Corporation	$88	$112	$176	$(84)
Basic earnings (loss) per common share attributable to Navient Corporation	$.31	$.40	$.65	$(.32)
Diluted earnings (loss) per common share attributable to Navient Corporation	$.30	$.39	$.64	$(.32)

	2016
(Dollars in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net interest income	$486	$429	$412	$378
Less: provisions for loan losses	111	110	106	102
Net interest income after provisions for loan losses	375	319	306	276
Other income	159	151	174	218
Gains (losses) on derivative and hedging activities, net	1	(28)	137	6
Operating expenses	247	230	228	246
Goodwill and acquired intangible asset impairment and amortization expense	4	6	12	13
Restructuring/other reorganization expenses	—	—	—	—
Income tax expense	103	81	147	96
Net income attributable to Navient Corporation	$181	$125	$230	$145
Basic earnings per common share attributable to Navient Corporation	$.53	$.39	$.74	$.49
Diluted earnings per common share attributable to Navient Corporation	$.53	$.38	$.73	$.48